Exhibit 10.13(a)

[********] Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

COLLABORATIVE RESEARCH AND LICENSE AGREEMENT

between

TARGACEPT, INC.

and

AVENTIS PHARMA SA

TABLE OF CONTENTS

ARTICLE 1. DEFINITIONS	1

ARTICLE 2. RESEARCH	9

2.1. Collaborative Research	9

2.2. Screening of Collaboration Compounds and Selection of Development Compounds and Back-Up Compounds	9

2.3 Research and Development Plan	11

2.4 Semi-Annual Research Plans	11

2.5 Preparation and Approval of Semi-Annual Research Plans	12

2.6 Targacept Research Efforts	12

2.7 Aventis Research Efforts	13

2.8 Termination of Agreement During Research Term	14

2.9 Material Transfer	15

2.10 Liability	15

2.11 Exclusivity of Research	15

2.12 Subcontractors	16

2.13 No Warranty of Success	16

2.14 No Solicitation of Employees	16

ARTICLE 3. DEVELOPMENT AND COMMERCIALIZATION	16

3.1 Development Plans	16

3.2 Development Responsibilities of Aventis; Diligence	16

3.3 Termination of Development of a Development Compound	16

3.4 Development Information and Reporting	17

3.5 Commercialization Responsibilities of Aventis; Diligence	17

3.6 Termination of Commercialization of a Licensed Product	17

3.7 Commercialization Information and Reporting	17

3.8 Applicability of Article 3 to Targacept	17

ARTICLE 4 INFORMATION EXCHANGE	18

4.1 Disclosure of Enabling Technology; Maintenance of Records Regarding Research and Inventions	18

4.2 Information and Reports	18

ARTICLE 5 LICENSES	19

i

5.1 Licenses to Aventis	19

5.2 Licenses to Targacept	19

5.3 Right to Sublicense	20

5.4 Reserved	20

5.5 Understanding Regarding Exclusivity and Restrictions	20

ARTICLE 6 MANAGEMENT OF RESEARCH, DEVELOPMENT AND COMMERCIALIZATION	21

6.1 Creation and Structure of the ARC	21

6.2 Responsibilities of the ARC	21

6.3 Composition of the ARC	21

6.4 Duration of the ARC	21

6.5 Meetings of the ARC	22

6.6 Decisions of the ARC	22

6.7 Project Leaders	22

6.8 Expenses	22

ARTICLE 7 PAYMENTS TO TARGACEPT	22

7.1 Milestone Payments	22

7.2 Royalty Payments	23

7.3 Term of Royalty Obligation	23

7.4 Timing of Payment of Royalties	24

7.5 Obligation to Pay Royalties	24

7.6 Statement of Royalties	24

7.7 Targacept Payments	24

7.8 Third Party Licenses	24

7.9 Mode of Payment	25

7.10 Records Retention	25

7.11 Audits	25

7.12 Taxes	26

ARTICLE 8 INVENTIONS AND PATENTS	26

8.1 Title to Inventions and Documentation	26

8.2 Patent Prosecution	26

8.3 Enforcement of Patents	28

8.4 Third Party Patent Rights	29

ii

ARTICLE 9 CONFIDENTIALITY	29

9.1 Confidentiality Obligations	29

9.2 Publications	30

9.3 Press Releases	31

ARTICLE 10 INDEMNIFICATION	31

10.1 Indemnification by Aventis	31

10.2 Indemnification by Targacept	31

10.3 Notification of Claims; Conditions to Indemnification Obligations	32

ARTICLE 11 TERMINATION AND EXPIRATION	32

11.1 Term and Termination	32

11.2 Termination of the Agreement upon Material Breach	33

11.3 Termination of the Agreement by Aventis or Targacept	33

11.4 Consequences of Termination	34

11.5 Accrued Rights; No Breach; Surviving Obligations	35

11.6 Rights in Bankruptcy	35

ARTICLE 12 REPRESENTATIONS AND WARRANTIES	36

12.1 Representations and Warranties	36

ARTICLE 13 MISCELLANEOUS PROVISIONS	37

13.1 Relationship of the Parties	37

13.2 Assignments	37

13.3 Disclaimer of Warranties	37

13.4 Further Actions	37

13.5 Force Majeure	37

13.6 No Trademark Rights	38

13.7 Entire Agreement of the Parties; Amendments	38

13.8 Captions	38

13.9 Applicable Law	38

13.10 Disputes	38

13.11 Notices and Deliveries	38

13.12 No Consequential Damages	39

13.13 Waiver	39

13.14 Severability	39

13.15 Counterparts	40

iii

COLLABORATIVE RESEARCH AND LICENSE AGREEMENT

This Collaborative Research and License Agreement (this “Agreement”) is made and entered into as of January 21, 2002 (the “Effective Date”), by and between Targacept, Inc., a Delaware corporation having its principal place of business at 950 Reynolds Boulevard, Winston-Salem, North Carolina 27105 (“Targacept”), and Aventis Pharma SA, a corporation organized and existing under the laws of France having its principal place of business at 20, avenue Raymond Aron, 92160 Antony, France (“Aventis”). Each of Targacept and Aventis may be referred to individually herein as a “Party” and together as the “Parties.”

Recitals:

WHEREAS, Aventis has know-how and experience in the discovery, development and marketing of pharmaceutical drugs, including drugs for the treatment of neurological diseases, and has specific know-how in the field of nicotinic compounds and their biological properties;

WHEREAS, Targacept has specific know-how and experience in the discovery, characterization and optimization of nicotinic compounds; and

WHEREAS, Targacept and Aventis have previously entered into the Original Agreement (as defined herein) under which Targacept and Aventis collaborate in the discovery, development and commercialization of certain nicotinic compounds for specified indications; and

WHEREAS, Targacept and Aventis now wish to collaborate further in the discovery, development and commercialization of nicotinic compounds included in, or derived from, the Aventis Compound Library (as defined herein) for specified indications;

Now, therefore, in consideration of the various promises and undertakings set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1

Definitions

Unless otherwise specifically provided herein, the following terms shall have the following meanings:

1.1 “Affiliate” means any Person which Controls, is Controlled by or is under common Control with a Party hereto.

1.2 “Agreement” shall have the meaning ascribed to it in the preamble.

1.3 “Alliance Back-Up Compound” means any Alliance Compound that has been selected as such hereunder, or any salt, solvate, prodrug form, inclusion complex or metabolite thereof.

1.4 “Alliance Compound” means any Aventis Compound that, following High Throughput Screening, Secondary Screening and/or Chemical Optimization, is identified as a Nicotinic Compound, meets the standard set forth in the Research and Development Plan, and is nominated by the SRC or otherwise by Aventis as a “Lead” or otherwise to be further pursued as an Alliance Compound under the terms and conditions of this Agreement. For the avoidance of doubt, (i) all compounds within the same compound series as an Alliance Compound shall also be Alliance Compounds, (ii) all Alliance Development Compounds and Alliance Back-Up Compounds shall also be Alliance Compounds and (iii) an Alliance Terminated Compound shall no longer be an Alliance Compound.

1.5 “Alliance Development Compound” means any Alliance Compound that has been nominated by the SRC or otherwise by Aventis as an “Early Development Candidate,” or otherwise to be further pursued as an Alliance Development Compound, or any salt, solvate, prodrug form, inclusion complex or metabolite thereof.

1.6 “Alliance Product” means any product, including any formulation thereof, containing or comprised of an Alliance Development Compound. For the avoidance of doubt, no Targacept Licensed Product shall be an Alliance Product.

1.7 “Alliance Terminated Compound” means (i) any Alliance Compound that is not nominated by the SRC or otherwise by Aventis as an Alliance Development Compound or (ii) any Alliance Development Compound or Alliance Back-Up Compound the development of which is terminated by Aventis pursuant to the terms of this Agreement. For the avoidance of doubt, any Aventis Compound that was not nominated as an Alliance Compound shall not be an Alliance Terminated Compound.

1.8 “ARC” means that alliance research committee to be formed pursuant to Section 6.1.

1.9 “Aventis” shall have the meaning ascribed to it in the preamble.

1.10 “Aventis Compound” means any chemical compound from the Aventis Compound Library and any derivative or improvement of such compound.

1.11 “Aventis Compound Library” means all chemical compounds (i) discovered, identified or synthesized by or on behalf of Aventis or its Affiliates, or acquired by Aventis or its Affiliates (including under license) from a Third Party, and (ii) contained in Aventis’ compound library located in Frankfurt am Main, Germany on the Effective Date.

1.12 “Aventis Indemnitees” shall have the meaning ascribed to it in Section 10.2.

1.13 “Aventis Know-How” means all know-how, trade secrets, techniques, methods, developments, materials, compositions, inventions or data of any kind necessary or useful for the identification, pharmacological development, synthesis, characterization, optimization, assaying, formulation and/or use of Alliance Compounds, Alliance Terminated Compounds, Alliance

Products or Targacept Licensed Products that is Controlled by Aventis or an Affiliate of Aventis at any time during the Research Term or the Follow-Up Period (but excluding the Aventis Patents, Joint Patents, the Research Technology and any information that Aventis is restricted from disclosing due to confidentiality obligations to a Third Party).

1.14 “Aventis Patents” means all Patent Rights Controlled by Aventis or its Affiliates that claim: (a) Alliance Compounds, Alliance Terminated Compounds, Alliance Products or Targacept Licensed Products (or pharmaceutical preparations containing the same); (b) the manufacture or use of any Alliance Compounds, Alliance Terminated Compounds, Alliance Products or Targacept Licensed Products; (c) methods or materials used for discovering, identifying, assaying, characterizing or optimizing any Alliance Compounds or Alliance Terminated Compounds; or (d) Aventis Compounds within the Research Technology, to the extent that such Patent Rights claim inventions made prior to or during the Research Term or during the Follow-Up Period.

1.14A “Aventis Research Technology” means (i) the Research Technology made, developed or discovered solely by employees or agents of Aventis and/or its Affiliates and (ii) the Aventis Technology.

1.14B “Aventis Technology” means (i) all regulatory and clinical documentation and data produced under the Research and Development Plan and (ii) any Aventis Compounds, Nicotinic Compounds, Alliance Compounds, Alliance Terminated Compounds (including, without limitation, Targacept Development Compounds and Targacept Licensed Products) and Alliance Products within the Research Technology made by employees or agents of (a) Targacept and/or its Affiliates, (b) Aventis and/or its Affiliates or (c) Targacept and/or its Affiliates and Aventis and/or its Affiliates, jointly.

1.15 “Chemical Optimization” means the synthesis of compounds which are chemical analogs to Alliance Compounds or Nicotinic Compounds with improved pharmacological, pharmacokinetic or safety properties.

1.16 “Confidential Information” means all information and data (including (without limitation) all Know-How and Research Technology) supplied by a Party to the other Party under this Agreement.

1.17 “Control” means: (a) with respect to an item of information or an intellectual property right, possession of the ability, whether by ownership or license, to grant a license or sublicense as provided for herein with respect to such item or right without violating the terms of any agreement or other arrangements with any Third Party; and (b) with respect to a Person, (i) the possession, directly or indirectly, of the power to direct the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise, or (ii) the ownership, directly or indirectly, of more than 50% of the voting securities or other ownership interests of such Person.

1.18 “Development Plan” shall have the meaning ascribed to it in Section 3.1.

1.19 “Effective Date” means the date set forth in the first paragraph.

1.20 “Estimated Amount” shall have the meaning ascribed to it in Section 2.6(b)(1).

1.21 “FDA” means the United States Food and Drug Administration, or the successor federal agency thereto.

1.22 “Field” means the treatment or prevention in humans of one or more Indications.

1.23 “First Commercial Sale” means, with respect to any Alliance Product or Targacept Licensed Product in any country, the first sale for use or consumption by the general public of such Alliance Product or Targacept Licensed Product, as the case may be, in such country after all Regulatory Approvals have been obtained in such country.

1.24 “Follow-Up Period” means the period commencing immediately after the Research Term and ending six (6) months after the Research Term, as extended by mutual agreement of the Parties.

1.25 “FTE” means a full-time Targacept scientist or laboratory technician or any other employee of Targacept or its Affiliates specifically approved as an FTE by Aventis, who is dedicated to the Research or support thereof, or in the case of a less than full-time dedicated person, a full-time, equivalent person year, based upon a total of forty-seven (47) weeks (i.e., one thousand eight hundred eighty (1,880) hours) per year of scientific work on or directly related to the Research. Work on or directly related to the Research to be performed by such employees may include, without limitation, experimental laboratory work, recording and writing up results, reviewing literature and references, holding scientific discussions, and any other activities assigned to Targacept under the Research Plan.

1.26 “FTE Rate” means the annual rate per FTE of [********], unless otherwise agreed to by the Parties.

1.27 “High Throughput Screening” means all initial screening of Aventis Compounds, primarily [********].

1.28 “IND” means an Investigational New Drug Application filed pursuant to the requirements of the FDA for approval to commence human clinical trials, and any equivalent application filed with any analogous regulatory authority in other countries or regulatory jurisdictions.

1.29 “Indication” means any of the following indications:

(a) Alzheimer’s Disease (based upon ante mortem diagnostic evaluations in use as of the Effective Date);

(b) Parkinson’s Disease; or

(c) any other disorder of the central nervous system. For the avoidance of doubt, each disorder of the central nervous system shall be a separate Indication for all purposes, including without limitation milestone payments pursuant to Section 7.1.

1.30 [Intentionally Omitted]

1.31 “Joint Patents” means all Patent Rights that claim or cover inventions within the Joint Research Technology.

1.32 “Joint Research Technology” means all Research Technology that is made, developed or discovered jointly by employees or agents of Targacept and/or its Affiliates and employees or agents of Aventis and/or its Affiliates at any time during the Research Term or during the Follow-Up Period, but excluding Aventis Technology.

1.33 “Know-How” means Targacept Know-How or Aventis Know-How, as the case may be.

1.34 “Losses” shall have the meaning ascribed to it in Section 10.1.

1.35 “Major Country” means each of France, Germany, Italy, Japan, Spain, the United Kingdom and the United States.

1.36 “Major Pharmaceutical Market” means each of the United States, the European Union (as it may be constituted from time to time) and Japan.

1.37 “Material Unexpected Technical Problem” means an unanticipated scientific or technical problem that is likely to preclude Targacept from fulfilling any obligation set forth in a Semi-Annual Research Plan with the FTEs budgeted to the performance of such obligation.

1.38 “Materials” shall have the meaning ascribed to it in Section 2.9.

1.39 “Milestone Event” shall have the meaning ascribed to it in Section 7.1.

1.40 “NDA” means a New Drug Application filed pursuant to the requirements of the FDA, as more fully defined in 21 C.F.R. § 314.50 et seq, and any equivalent application filed with any analogous regulatory authority in a Major Country (or, in the case of the centralized application process in the European Union, the European Medicines Evaluation Agency).

1.41 “Net Sales” means [********].

1.42 “New Nicotinic Compound” means a chemical compound [********] receptors [********] that is discovered, identified or synthesized by or on behalf of Aventis or its Affiliates, or acquired by Aventis or its Affiliates (including under license) from a Third Party, after the Effective Date.

1.43 “Nicotinic Compound” means (i) any Aventis Compound, (ii) any compound discovered, identified or synthesized by or on behalf of Aventis or its Affiliates, or acquired by Aventis or its Affiliates (including under license) from a Third Party, after the Effective Date and made by Aventis, at its sole discretion, subject to this Agreement, or (iii) any new compound which results from the Chemical Optimization performed under this Agreement of Nicotinic Compounds or Alliance Compounds, in each case only if such compound [********] receptors [********].

1.44 “Original Agreement” means the Collaborative Research and License Agreement dated as of December 30, 1998 between Targacept and Aventis Pharmaceutical Products Inc., Collegeville, Pennsylvania, USA (formerly known as Rhône-Poulenc Rorer Pharmaceuticals Inc.), as amended from time to time.

1.45 “Party” and “Parties” shall have the meaning ascribed to its in the preamble.

1.46 “Patent Right” means rights under (a) any then issued and existing letters patent, including any extensions, supplemental protection certificates, registration, confirmation, reissue, reexamination or renewal thereof, (b) pending applications, including any continuation, divisional, continuation-in-part application thereof, for any of the foregoing, and (c) all counterparts to any of the foregoing issued by or filed in any country or other jurisdiction.

1.47 “PCT” means the Patent Cooperation Treaty.

1.48 “Pentad Patents” means all Patent Rights Controlled by Targacept or an Affiliate of Targacept that claim the Pentad Technology.

1.49 “Pentad Technology” means proprietary know-how of Targacept and its Affiliates concerning structure activity relationships of nicotinic compounds (i.e., compounds with a primary mechanism of action, activation or inhibition of the neuronal nicotinic receptor system) and nicotinic receptors, pharmacophore mapping of nicotinic receptors and proprietary computational algorithms for use in the design, synthesis and evaluation of pharmacologically active agents.

1.50 “Person” means any natural person, corporation, firm, business trust, joint venture, association, organization, company, partnership or other business entity, or any government or agency or political subdivision thereof.

1.51 “Phase I” means that portion of the clinical development program which generally provides for the first introduction into humans of a product with the primary purpose of determining safety, metabolism and pharmacokinetic properties and clinical pharmacology of the product.

1.52 “Phase II” means that portion of the clinical development program which provides for small-scale clinical trials primarily to determine efficacy of a product and certain other factors, such as dosing range.

1.53 “Phase III” means that portion of the clinical development program which provides for the pivotal trials of a product in sufficient numbers of patients to establish the safety and efficacy of a product for the desired label claims and indications.

1.54 “Primary Indication” means either:

(a) Alzheimer’s Disease (based upon ante mortem diagnostic evaluations in use as of the Effective Date); or

(b) Parkinson’s Disease.

1.55 “Project Leaders” shall have the meaning ascribed to it in Section 6.7.

1.56 “Regulatory Approval” means any and all approvals (including price and reimbursement approvals), licenses, registrations, or authorizations of any federal, national, state, provincial or local regulatory agency, department, bureau or other government entity, necessary for the manufacture, use, storage, import, transport and sale of an Alliance Product in a country.

1.57 “Research” means the collaborative research program set forth in the Research and Development Plan undertaken by the Parties pursuant to this Agreement to characterize, optimize and conduct research activities regarding Alliance Compounds for use in the Field. For the avoidance of doubt and without limitation, research and development activities performed by Aventis or Targacept with respect to (i) any Aventis Compound (or other compound described in clauses (ii) or (iii) of the definition of Nicotinic Compound) prior to its identification as a Nicotinic Compound (including, without limitation, High Throughput Screening and Secondary Screening) or (ii) any Nicotinic Compound prior to its nomination as an Alliance Compound (including, without limitation, Chemical Optimization of Nicotinic Compounds and Alliance Compounds as provided for herein) shall constitute Research.

1.58 “Research and Development Plan” shall mean the research and development plan attached hereto as Exhibit A, as may be modified from time to time in accordance with the terms of this Agreement, which shall expressly provide for High Throughput Screening of the Aventis Compound Library.

1.59 “Research Technology” means all tangible and intangible know-how, trade secrets, inventions (whether or not patentable), discoveries, developments, data, clinical and preclinical results, information, and physical, chemical or biological material, compounds, and any replication of or any part of any of the foregoing, made by employees or agents of Targacept and/or its Affiliates, or of Aventis and/or its Affiliates, either alone or jointly, in the conduct of Research during the Research Term or the Follow-Up Period.

1.60 “Research Term” means the period during which the Parties shall conduct the Research, commencing on the Effective Date and terminating on the second anniversary of the Effective Date or such other date as may be mutually agreed by the Parties.

1.61 “Royalty Term” shall have the meaning ascribed to it in Section 7.3.

1.62 “Secondary Screening” means conducting any assay, screen or other test run after the High Throughput Screening on Aventis Compounds or Nicotinic Compounds or Chemical Optimization of Aventis Compounds or Nicotinic Compounds.

1.63 “Selection Period” shall have the meaning ascribed to it in Section 2.2(f).

1.64 “Semi-Annual Research Plan” means a detailed research plan and budget prepared by the Parties on a semi-annual basis, as may be modified from time to time in accordance with the terms of this Agreement.

1.65 “SRC” means the Scientific Review Committee of Aventis or any successor committee thereof.

1.66 “Sublicensee” means any Third Party to which Aventis or Targacept (as applicable) has granted sublicense rights under the licenses granted by Targacept to Aventis or by Aventis to Targacept hereunder, which rights include at least the rights to make and sell Alliance Products or Targacept Licensed Products, as the case may be; provided, that Third Parties that are permitted to distribute and resell finished Alliance Products or Targacept Licensed Products, as the case may be, or that manufacture or finish Alliance Products or Targacept Licensed Products, as the case may be, for supply, only to Aventis or its Affiliates or Targacept or its Affiliates are not “Sublicensees.”

1.67 “Targacept” shall have the meaning ascribed to it in the preamble.

1.68 “Targacept Development Compound” means an Alliance Terminated Compound that Targacept elects to develop further for use in the Targacept Licensed Field pursuant to the terms and conditions of this Agreement.

1.69 “Targacept Indemnitees” shall have the meaning ascribed to it in Section 10.1.

1.70 “Targacept Know-How” means all know-how, trade secrets, techniques, methods, developments, materials, compositions, inventions or data of any kind necessary or useful for the identification, pharmacological development, synthesis, characterization, optimization, assaying, formulation, manufacture and/or use of Alliance Compounds or Alliance Products that is Controlled by Targacept or an Affiliate of Targacept at any time during the Research Term or the Follow-Up Period, but excluding the Pentad Technology, the Pentad Patents, the Targacept Patents, the Joint Patents, the Research Technology and any information that Targacept is restricted from disclosing due to confidentiality obligations to a Third Party.

1.71 “Targacept Licensed Field” means the treatment or prevention in humans of (i) one or more indications that are not Indications and (ii) with respect to each Alliance Terminated Compound, all Indications set forth on Exhibit B for which Aventis does not notify Targacept in writing within two (2) years after such compound has become an Alliance Terminated Compound that it intends to develop and commercialize one or more products.

1.72 “Targacept Licensed Product” means any product, including any formulation thereof, containing or comprised of a Targacept Development Compound.

1.73 “Targacept Patents” means all Patent Rights that are Controlled by Targacept or its Affiliates that claim methods or materials used for discovering, identifying, assaying, characterizing or optimizing any Alliance Compounds, to the extent that such Patent Rights claim inventions made prior to or during the Research Term or during the Follow-Up Period. For the avoidance of doubt, neither Pentad Patents nor Pentad Technology shall be Targacept Patents.

1.73A “Targacept Research Technology” means the Research Technology made, developed or discovered solely by employees or agents of Targacept and/or its Affiliates, but excluding the Aventis Technology.

1.74 “Term” means the period beginning on the Effective Date and ending on the earlier to occur of the date on which (i) this Agreement is terminated in its entirety in accordance with the provisions hereof or (ii) all royalty and other payment obligations hereunder have expired.

1.75 “Third Party” means a Person other than Targacept, Aventis and Affiliates of either.

1.76 “Third Party License” shall have the meaning ascribed to it in Section 7.7.

1.77 “Threshold EU Market” means at any time any set of countries within the European Union which constituted during the prior calendar year at least 50% in dollar amount of all central nervous system-related pharmaceutical sales in the European Union.

1.78 “Valid Claim” means a claim of an issued and unexpired patent which has not been revoked or held unenforceable or invalid by a decision of a court or governmental agency of competent jurisdiction from which no appeal can be taken or, after mutual consultation and agreement between the Parties, an appeal is not taken within the time allowed for appeal, and which has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue or disclaimer or otherwise.

ARTICLE 2

Research

2.1 Collaborative Research. Commencing on the Effective Date, the Parties shall conduct the Research pursuant to the Research and Development Plan, with the goals of: (a) identifying those Aventis Compounds that may constitute Nicotinic Compounds; (b) identifying those Nicotinic Compounds that should be recommended for nomination as Alliance Compounds; (c) identifying those Alliance Compounds that do not warrant further scientific evaluation and should instead be classified as Alliance Terminated Compounds; and (d) identifying those Alliance Compounds that should be recommended for nomination as Alliance Development Compounds. The Parties shall conduct the Research in accordance with this Agreement, the Research and Development Plan and the Semi-Annual Research Plans established pursuant to the provisions of this Article 2.

2.2 Screening and Selection of Alliance Compounds and Alliance Development Compounds.

(a) High Throughput Screening of Aventis Compounds and Secondary Screening of Aventis Compounds and Nicotinic Compounds.

During the Research Term, Targacept and Aventis shall conduct High Throughput Screening of Aventis Compounds and Secondary Screening of Aventis Compounds and Nicotinic Compounds, as set forth in the Research and Development Plan and the Semi-Annual Research Plans, and shall inform the ARC of the progress and results thereof.

(b) Secondary Screening of Aventis Compounds and Nicotinic Compounds and Chemical Optimization.

(1) The ARC shall review the results of the High Throughput Screening and Secondary Screening performed pursuant to Section 2.2(a) and shall select the Aventis Compounds and Nicotinic Compounds which shall be subject to further Secondary Screening and/or Chemical Optimization.

(2) For the avoidance of doubt, any Aventis Compounds that are not identified as Nicotinic Compounds and that the ARC decides not to further pursue under this Agreement shall be neither Alliance Compounds nor Alliance Terminated Compounds.

(c) Selection or Rejection of Nicotinic Compounds as Alliance Compounds.

(1) The ARC shall review the results of any further Secondary Screening and Chemical Optimization performed pursuant to Section 2.2(b). Based upon the standards set forth in the Research and Development Plan and such other criteria as the Parties may mutually agree, the ARC shall determine which of these Nicotinic Compounds shall be recommended to the SRC for nomination as an Alliance Compound, if any.

(2) The SRC (or otherwise Aventis) shall be entitled to nominate, in its sole discretion, such Nicotinic Compounds that shall be Alliance Compounds.

(3) For the avoidance of doubt, any Nicotinic Compounds that are not nominated by the SRC, or otherwise by Aventis, as Alliance Compounds shall not be Alliance Terminated Compounds.

(d) Chemical Optimization of Alliance Compounds.

To the extent deemed necessary by the ARC, Aventis shall conduct Chemical Optimization of Alliance Compounds. Targacept shall cooperate in all reasonable respects in the conduct by Aventis of Chemical Optimization of Alliance Compounds.

(e) Selection or Rejection of Alliance Compounds as Alliance Development Compounds.

(1) From time to time, the ARC shall review data relating to the Alliance Compounds that are generated by the Research. Based upon standards set forth in the Research and Development Plan and such other criteria as the ARC deems appropriate, the ARC shall identify and recommend to the SRC certain Alliance Compounds for nomination as Alliance Development Compounds or Alliance Back Up Compounds for development (or potential development) in accordance with the Research and Development Plan.

(2) The SRC (or otherwise Aventis) shall be entitled to designate, in its sole discretion, Alliance Compounds that shall be Alliance Development Compounds or Alliance Back-Up Compounds.

(3) If an Alliance Compound (i) is rejected as an Alliance Development Compound or an Alliance Back Up Compound or (ii) is not selected by the SRC as an Alliance Development Compound within six (6) months after the end of the

Research Term, then such compound shall be considered as an Alliance Terminated Compound and shall automatically cease to be an Alliance Compound.

(f) Selection by Targacept of Alliance Terminated Compounds as Targacept Development Compounds.

Targacept shall be entitled to select, at its discretion, those Alliance Terminated Compounds that it desires to further develop as Targacept Development Compounds for use in the Targacept Licensed Field, subject to the terms and conditions contained herein. Targacept shall make such election, on an Alliance Terminated Compound by Alliance Terminated Compound basis, by written notice to Aventis within two (2) years from the earlier of (i) the date on which Aventis gives written notice to Targacept that the applicable Alliance Compound has been expressly rejected as an Alliance Development Compound and an Alliance Back Up Compound, thereby becoming an Alliance Terminated Compound, or (ii) six (6) months after the end of the Research Term (such period, the “Selection Period”). As soon as reasonably practicable following receipt of notice from Targacept under this Section 2.2(f), Aventis shall notify Targacept in writing that Aventis (A) owns right, title and interest in and to the Alliance Terminated Compound in question or (B) licenses right, title and interest in and to the Alliance Terminated Compound in question from a Third Party and, in the case of (B), that such license is in full force and effect and that it has the right to sublicense its rights to Targacept. In the case of (B), Aventis shall provide Targacept with a copy of all of the documents governing such license. Upon receipt of such notice from Aventis, Targacept may, in its sole discretion, then withdraw its election to license such Alliance Terminated Compound. After the Selection Period, any Alliance Terminated Compound that Targacept has not selected for further development as provided above may not be developed further by Targacept without Aventis’ prior written approval.

2.3 Research and Development Plan. The Research and Development Plan sets forth the plan for the Research activities expected to be performed by each Party pursuant to this Agreement. The Research and Development Plan may be amended by the ARC from time to time in accordance with the provisions of Article 6.

2.4 Semi-Annual Research Plans. On the first day of each January and July during the Research Term, the Parties shall establish a Semi-Annual Research Plan for the activities to be performed by Aventis and Targacept as part of the Research during the next six (6) month period (or such longer period as may be set forth for certain tasks in the Semi-Annual Research Plan). Each Semi-Annual Research Plan may be amended by the ARC from time to time in accordance with the provisions of Article 6, shall be consistent with the Research and Development Plan and shall specify in reasonable detail:

(a) the objectives of the Research for the ensuing period;

(b) the specific research and other activities to be performed by Aventis and Targacept during such period;

(c) the specific deliverables expected to be provided by Aventis and Targacept, and the projected dates by which such deliverables will be provided;

(d) the FTEs to be devoted by Targacept to its tasks under the Semi-Annual Research Plan; and

(e) the total funding expected to be provided to Targacept for the ensuing six-month period to support Targacept’s Research activities (which funding will be subject to adjustment as provided in Section 2.6).

2.5 Preparation and Approval of Semi-Annual Research Plans. The Parties undertake to complete and mutually approve the Semi-Annual Research Plan for the initial period of the Research Term within sixty (60) days of the Effective Date, which Semi-Annual Research Plan shall, upon such mutual agreement, be attached to this Agreement as Exhibit C. The ARC shall meet at the earliest reasonably practicable time to establish, by mutual agreement of the Parties, the priority for performing the High Throughput Screening and Secondary Screening of the Aventis Compounds and Secondary Screening of the Nicotinic Compounds and to amend the initial Semi-Annual Research Plan as required to reflect such agreement. It is intended that the Semi-Annual Research Plan for each subsequent period during the Research Term shall be approved by the ARC by the first day of each January and July during the Research Term.

2.6 Targacept Research Efforts.

(a) Targacept agrees to commit such of its resources as are specified in the Semi-Annual Research Plans to perform its obligations set forth therein; provided, however, that (x) in no event shall Targacept be required, directly or indirectly, to utilize the Pentad Technology and (y) Targacept shall have the right to notify the ARC promptly upon becoming aware of a Material Unexpected Technical Problem. As part of such notification, Targacept shall provide the ARC with a reasonably detailed description of such Material Unexpected Technical Problem, together with its good faith estimate of the number of additional FTEs and the time that will be required to perform such obligation in light of such Material Unexpected Technical Problem. Upon receipt of such notification, the ARC shall then determine whether to modify the Semi-Annual Research Plan as it applies to such obligation to: (i) refocus the remaining unused FTE resources allocated to such obligation to other obligations under the Semi-Annual Research Plan; (ii) increase the funding to be provided by Aventis to Targacept for such obligation, subject to the agreement of both Parties on the amount of such increased funding; (iii) terminate any further Targacept activities relating to such obligation; (iv) provide additional non-financial resources from Aventis to support Targacept’s activities, or (v) take such other action as may be mutually acceptable to the Parties; provided, however, that, following notification of a Material Unexpected Technical Problem with respect to any obligation, Targacept shall not be required to perform activities related to such obligation unless and until the ARC acts to provide additional funding. In connection with the performance by Targacept of its obligations hereunder, Targacept shall maintain (or cause its Affiliates to maintain) and utilize such scientific staff, laboratories, offices and other facilities as are reasonably designed for such purposes. Targacept shall use personnel with such skills and experience as are reasonably designed to accomplish efficiently and expeditiously the objectives of the Research as set forth in the Research and Development Plan and each Semi-Annual Research Plan in good scientific manner and in compliance in all material respects with all applicable laws, rules, regulations, and all other requirements of applicable good laboratory practices; provided, however, that except as otherwise required by law, Targacept shall be required to comply only with general good laboratory practices as practiced by like companies in the biotechnology industry in performing similar research and not with the requirements for “Good Laboratory Practices” prescribed by the FDA.

(b) Aventis shall reimburse Targacept for all fully documented expenses set forth in the Semi-Annual Research Plan and incurred by Targacept in performing its obligations under the Semi-Annual Research Plans in accordance with the following procedures:

(1) Promptly following the commencement of the first calendar quarter covered by each Semi-Annual Research Plan, Targacept shall furnish Aventis with an invoice in the amount of [********] of the product of (i) the FTE Rate and (ii) the total number of FTEs specified in such Semi-Annual Research Plan pursuant to Section 2.4(d). Aventis shall advance Targacept such amount (the “Estimated Amount”) within forty-five (45) days after receipt of such invoice.

(2) No later than the last day of the first month that begins immediately following the end of the six-month period covered by such Semi-Annual Research Plan, Targacept shall furnish Aventis with a statement detailing the number of FTEs actually dedicated to the performance of each Research obligation set forth in such Semi-Annual Research Plan. However, such statement shall not state a number of FTEs greater than [********] of the budgeted FTEs allocated to the obligation of Targacept as set forth in such Semi-Annual Research Plan even if the number of FTEs actually dedicated to such performance was greater than [********] of such budgeted amount.

(3) Within forty-five (45) days after the receipt of such statement from Targacept, Aventis shall pay Targacept an amount equal to the positive difference, if any, between (i) the product of (A) the FTE Rate and (B) the total number of FTEs properly set forth in the statement furnished pursuant to Section 2.6(b)(2), and (ii) the Estimated Amount for such Semi-Annual Research Plan paid to Targacept pursuant to Section 2.6(b)(1).

(4) Targacept shall keep complete and accurate books and financial records pertaining to its costs and expenses of performing the Research (in accordance with United States generally accepted accounting principles, consistently applied) and shall retain such books and financial records for three (3) years after the end of the period to which such books and financial records pertain. Aventis shall have the right, at its expense, to have certified public accountants, who shall be reasonably acceptable to Targacept, audit the books and financial records of Targacept relating to its costs and expenses during one or more six-month periods; provided, however, that Aventis shall not have the right to (i) audit any six-month period more than two (2) years after the end of the fiscal year in which such period falls, (ii) conduct more than one such audit in any twelve-month period or (iii) audit any six-month period more than once.

2.7 Aventis Research Efforts.

(a) Aventis agrees to commit such resources as are specified in the Semi-Annual Research Plans to perform its obligations set forth therein. Aventis agrees to commit such further resources as are reasonably necessary to perform its obligations set forth in each Semi-Annual Research Plan; provided that Aventis shall have the right to notify the ARC promptly upon becoming aware of an unanticipated scientific or technical problem that would be likely to preclude Aventis from completing an obligation set forth in a Semi-Annual Research Plan for a manpower expenditure within [********] of original expectations and shall be permitted to discontinue work on such obligation if the ARC does not modify the Semi-Annual Research Plan with respect to such obligation in a manner reasonably acceptable to Aventis. In the performance of its obligations, Aventis shall maintain and utilize such scientific staff, laboratories, offices and other facilities as are reasonably designed for such purposes. Aventis shall use personnel with such skills and experience as are reasonably designed to accomplish efficiently and expeditiously the objectives of the Research as set forth in the Research and Development Plan and each Semi-Annual Research Plan in good scientific manner and in compliance in all material respects with all applicable laws, rules, regulations, and all other requirements of applicable good laboratory practices; provided, however, that except as otherwise required by law, Aventis shall be required to comply only with general good laboratory practices as practiced by like companies in the pharmaceutical industry in performing similar research and not with the requirements for “Good Laboratory Practices” prescribed by the FDA.

(b) Aventis shall be solely responsible for bearing the costs of any and all activities performed by Aventis in connection with the Research.

2.8 Termination of Agreement During Research Term.

(a) Termination for Material Breach of Research Obligations by Targacept. In the event that Targacept materially fails to perform its obligations with respect to the Research, Aventis may give notice to Targacept specifying the nature of the default, requiring it to cure such default and stating Aventis’ intention to terminate Targacept’s participation in the Research if such default is not cured within the period set forth below. If the default is neither (i) cured within sixty (60) days after the receipt of such notice nor (ii) curable within such sixty-day period and, in the case of clause (ii), Targacept has not commenced reasonable actions to cure such default or does not diligently continue to perform such actions, Aventis may elect to terminate this Agreement. Upon the election of Aventis described above, Targacept shall promptly refund to Aventis any amounts paid to Targacept under Section 2.6(b)(1) relating to unused FTEs, transfer to Aventis copies of all data, reports, records and other materials under Targacept’s Control that relate to the Research and furnish to Aventis all Materials developed or Controlled by Targacept that are used or useful in connection with the Research for use by Aventis after termination of this Agreement as provided for herein, and the consequences of termination set forth in Section 11.4, Section 11.5(a) and Section 11.5(b) shall apply.

(b) Termination for Material Breach of Research Obligations by Aventis. In the event that Aventis materially fails to perform its obligations with respect to the Research, Targacept may give notice to Aventis specifying the nature of the default, requiring it to cure such default and stating Targacept’s intention to terminate this Agreement during the Research Term if such default is not cured within the period set forth below. If the default is neither (i) cured within sixty (60) days after the receipt of such notice nor (ii) curable within such sixty-day period and, in the case of clause (ii), Aventis has not commenced reasonable actions to cure such default or does not diligently continue to perform such actions, Targacept shall have the right to terminate this Agreement, and the consequences of termination set forth in Section 11.4, Section 11.5(a) and Section 11.5(b) shall apply.

2.9 Material Transfer. In order to facilitate the Research, either Party may provide to the other Party certain biological materials or chemical compounds including, but not limited to Aventis Compounds and Alliance Compounds, receptors, reagents and screens (collectively, “Materials”) owned by or licensed to the supplying Party (other than under this Agreement) for use by the other Party in furtherance of the Research, subject, if desired by the supplying Party, to a separate global Material Transfer Agreement in a form to be mutually agreed by the Parties. Except as otherwise provided under this Agreement, all such Materials delivered to the other Party shall remain the sole property of the supplying Party, shall be used only in furtherance of the Research and solely under the control of the other Party, shall not be used or delivered to or for the benefit of any Third Party without the prior written consent of the supplying Party, and shall not be used in research or testing involving human subjects. The Materials supplied under this Section 2.9 shall be used with prudence and appropriate caution in any experimental work, since not all of their characteristics may be known. SUBJECT TO SECTION 12.1 OR AS OTHERWISE PROVIDED IN ANY MATERIAL TRANSFER AGREEMENT BETWEEN THE PARTIES, THE MATERIALS ARE PROVIDED “AS IS” AND WITHOUT ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTY OF MERCHANTABILITY OR OF FITNESS FOR ANY PARTICULAR PURPOSE OR ANY WARRANTY THAT THE USE OF THE MATERIALS WILL NOT INFRINGE OR VIOLATE ANY PATENT OR OTHER PROPRIETARY RIGHTS OF ANY THIRD PARTY.

2.10 Liability. Except as otherwise expressly set forth in Sections 10.1 and 10.2, in connection with the conduct of the Research, each Party shall be responsible for, and hereby assumes, any and all risks of personal injury or property damage attributable to the negligent acts or omissions of that Party or its Affiliates and their respective directors, officers, employees and agents.

2.11 Exclusivity of Research. During the Research Term, each Party agrees not to, and agrees to cause its Affiliates not to: (a) conduct any activity, either on its own, or for the benefit of, sponsored by, or pursuant to any type of corporate partnership with, any Third Party, that has as its goal or intent discovering, identifying, researching, developing or marketing chemical compounds [********] receptors [********] (including, without limitation, any Alliance Compounds) for use in the Field; or (b) grant any license, either express or implied, or any option to license, to any Third Party to utilize any intellectual property Controlled by such Party or its Affiliates for the purpose of discovering, identifying, researching, developing or marketing chemical compounds [********] receptors [********] for use in the Field, in each case except pursuant to this Agreement or the Original Agreement; provided, that: (i) the restrictions set forth in this Section 2.11 shall be limited to the Primary Indications; (ii) the restrictions set forth in this Section 2.11 shall apply to Targacept only for so long as both (A) Aventis shall be using commercially reasonable efforts (as further described in Section 3.5), which efforts shall be not less than those used by Aventis with respect to the development of other compounds of comparable commercial significance, to develop and commercialize a “Collaboration Compound” for the corresponding “Indication” in each “Major Pharmaceutical Market” (all such terms as defined in the Original Agreement); and (B) the Original Agreement is in full force and effect with respect to such Indication; and (iii) a Party may terminate the foregoing covenant as it applies to such Party, as one of its remedies and not to the exclusion of any other remedy such Party may have, if the other Party materially violates its obligations under the foregoing covenant.

2.12 Subcontractors. Either Party may subcontract to Affiliates or Third Parties portions of the Research to be performed by it, subject to the provisions of this Section 2.12. Any subcontractor shall enter into a confidentiality agreement with the contracting party and shall be in compliance in all material respects with all requirements of applicable laws and regulations and all applicable good laboratory practices and good manufacturing practices. The contracting Party shall at all times be responsible for the performance of such subcontractor. Upon the reasonable request of the other Party, a Party shall provide a written list of all subcontractors other than Affiliates with which such Party has subcontracted under this Section 2.12.

2.13 No Warranty of Success. Nothing contained in this Agreement shall be construed as a warranty on the part of either Party that such Party will achieve any particular result or that any particular Patent Rights or Know-How developed in the conduct of the Research will be commercially exploitable.

2.14 No Solicitation of Employees. During the Research Term and for a period of two (2) years thereafter, each Party agrees not to, and agrees to cause its Affiliates not to, without the consent of the other Party, solicit the employment of any person who during the course of employment with such other Party or any of such other Party’s Affiliates was involved with activities related to or conducted in furtherance of the Research. For purposes of this Section 2.14, “solicit” shall not be deemed to cover general solicitations of employment not specifically targeted at employees of the other party or any of its Affiliates. This provision shall not preclude either Party from soliciting the employment of any person whose employment with the other Party has terminated or any person who has announced his or her impending resignation or retirement from the other Party.

ARTICLE 3

Development and Commercialization

3.1 Development Plans. Within sixty (60) days after an Alliance Development Compound is selected for development in accordance with Section 2.2(e), Aventis shall prepare a reasonably detailed plan for the initial development of such Alliance Development Compound in each Major Pharmaceutical Market for review and comment by the ARC (each, a “Development Plan”), which comments Aventis shall consider reasonably. On a semi-annual basis, Aventis shall apprise the ARC of progress under each Development Plan and shall submit revisions to existing Development Plans to the ARC for review and comment by the ARC, which comments Aventis shall consider reasonably.

3.2 Development Responsibilities of Aventis. Aventis shall be solely responsible for and shall have the sole right to develop the Alliance Development Compounds through preclinical development and all phases of clinical trials, and to make all applications for and obtain all Regulatory Approvals on a worldwide basis. Aventis shall be solely responsible for bearing all costs and expenses in connection with the development of each Alliance Development Compound.

3.3 Termination of Development of an Alliance Development Compound. Aventis may terminate the development of any Alliance Development Compound (or Alliance Back-up

Compound) at any time and at any development stage upon prior notice to the ARC and, in such event, such Alliance Development Compound (or Alliance Back-Up Compound) shall be an Alliance Terminated Compound.

3.4 Development Information and Reporting. From and after the commencement of the first Phase I trial covering an Alliance Development Compound, Aventis shall prepare and maintain complete and accurate information regarding the worldwide clinical development of Alliance Development Compounds and shall make such information available to the ARC in the form of reasonably detailed reports provided to the ARC at least on a semi-annual basis. Such reports shall reasonably and accurately summarize the status and results of such development efforts. Aventis also shall respond to reasonable requests by the ARC for additional information regarding the development of Alliance Development Compounds. The ARC may provide comments to Aventis regarding such development efforts, and Aventis shall reasonably consider such comments.

3.5 Commercialization Responsibilities of Aventis; Diligence. Aventis shall be solely responsible for and shall have the sole right to commercialize each Alliance Product for each Indication. With respect to each Alliance Product, after receipt of the respective Regulatory Approval, Aventis shall use commercially reasonable efforts, which efforts shall not be less than those used by Aventis with respect to the commercialization of other products of comparable commercial significance, to commercialize such Alliance Product for the relevant Indication in each Major Pharmaceutical Market; provided that, if Aventis reasonably determines that it would not be commercially viable to Aventis to commercialize an Alliance Product in a particular Major Pharmaceutical Market, then Aventis shall not be required to commercialize such Alliance Product in such Major Pharmaceutical Market. For the purpose of assessing the commercial reasonableness of such efforts, the effect on other competitive products of Aventis and its Affiliates of diverting resources to the commercialization of the Alliance Product shall not be considered. Aventis shall be solely responsible for bearing all costs and expenses in connection with the commercialization efforts described in this Section 3.5.

3.6 Termination of Commercialization of an Alliance Product. Subject to its obligations set forth in Section 3.5, Aventis may terminate the commercialization of any Alliance Product at any time upon prior notice to Targacept and, in such event, the Alliance Compounds contained in or comprising such Alliance Product shall be Alliance Terminated Compounds.

3.7 Commercialization Information and Reporting. From and after the First Commercial Sale of an Alliance Product, Aventis shall provide to Targacept on a semi-annual basis reasonably detailed reports regarding the worldwide commercialization of such Alliance Product. Aventis also shall respond to reasonable requests by Targacept for additional information regarding the commercialization of Alliance Products.

3.8 Applicability of Article 3 to Targacept. The provisions of this Article 3 shall apply to Targacept with respect to Targacept Development Compounds and Targacept Licensed Products to the same extent as such provisions apply to Aventis with respect to Alliance Development Compounds and Alliance Products.

ARTICLE 4

Information Exchange

4.1 Disclosure of Enabling Technology; Maintenance of Records Regarding Research and Inventions.

(a) During the Research Term, each Party shall disclose to the other the Know-How and Patent Rights of such Party for which letters patent have not yet been issued as the other Party reasonably needs to perform its obligations and assigned tasks under the Research and Development Plan; provided, however, that (i) in no event shall Targacept be required to disclose the Pentad Technology and (ii) all such disclosed Know-How and Patent Rights shall be considered Confidential Information.

(b) All work conducted by each Party in the course of the Research shall be thoroughly and accurately recorded, in detail and in good scientific manner and, to the extent reasonably practicable, in separate laboratory notebooks distinct from other work being conducted by such Party. On reasonable notice, and at reasonable intervals, each Party shall have the right to inspect and copy all such records maintained by the other Party reflecting Research Technology or work done under the Research and Development Plan, to the extent reasonably required to carry out its obligations and to exercise its rights hereunder. All such records shall, notwithstanding Section 1.16 and whether or not marked, constitute Confidential Information and shall be deemed the property of the Party creating such records.

(c) In order to protect the Parties’ Patent Rights under U.S. law in any inventions conceived or reduced to practice during or as a result of the Research, each Party agrees to establish and support a policy that requires its employees to record and maintain all data and information developed in performing the Research in such a manner as to enable the Parties to use such records to establish the earliest date of invention and/or diligence to reduction to practice. At a minimum, the policy shall require such individuals to record all inventions generated by them in standard laboratory notebooks that are dated and corroborated by non-inventors on a regular, contemporaneous basis.

4.2 Information and Reports. Each Party shall disclose to the other Party from time to time during the Research Term any Know-How or Research Technology learned, acquired, discovered, invented or made by such Party, to the extent reasonably required by the other Party to carry out its obligations and to exercise its rights hereunder; provided, however, that in no event shall Targacept be required to disclose the Pentad Technology. Each Party will also provide the other with copies of the raw data generated in the course of the Research to the extent reasonably necessary for the other Party to carry out its obligations and to exercise its rights hereunder.

ARTICLE 5

Licenses

5.1 Licenses to Aventis. Subject to the other provisions of this Agreement:

(a) Targacept hereby grants to Aventis and its Affiliates a world-wide, paid-up right and license to use in any way the Targacept Patents, Targacept Know-How and Targacept Research Technology, and Targacept’s rights in the Joint Patents and Joint Research Technology, as required to conduct the Research.

(b) Targacept hereby grants to Aventis and its Affiliates a world-wide, royalty-bearing right and license to use in any way the Targacept Patents, Targacept Know-How and Targacept Research Technology, and Targacept’s rights in the Joint Patents and Joint Research Technology, as required to research and develop Alliance Development Compounds and Alliance Back-Up Compounds for use in the Field and to make, have made, import, use, sell and offer for sale Alliance Products for use in the Field. For the avoidance of doubt, Aventis’ and its Affiliates’ right to sell Alliance Products shall include the right to sell such Alliance Products under the foregoing license through distributors.

(c) Targacept hereby grants to Aventis and its Affiliates, free of charge, the right (i) to use and to disclose to Third Parties (provided that any such disclosure to Third Parties is made subject to confidentiality restrictions at least as strict as those set forth in this Agreement) all regulatory and clinical documentation and data with respect to Targacept Development Compounds and Targacept Licensed Products, as reasonably required by Aventis and its Affiliates in connection with the development and commercialization of Alliance Compounds and Alliance Products for use in the Field, and (ii) to reference all such regulatory and clinical documentation and data as reasonably necessary in connection with the development and commercialization of Alliance Compounds and Alliance Products for use in the Field, provided, however, that Aventis shall notify Targacept in writing in advance of each such disclosure or reference.

5.2 Licenses to Targacept. Subject to the other provisions of this Agreement:

(a) Aventis hereby grants to Targacept and its Affiliates a world-wide, paid-up right and license under the Aventis Patents, Aventis Know-How and Aventis Research Technology, and under Aventis’ rights in the Joint Patents and Joint Research Technology, to conduct the Research.

(b) Aventis hereby grants to Targacept and its Affiliates, free of charge, the right (i) to use and to disclose to Third Parties (provided that any such disclosure to Third Parties is made subject to confidentiality restrictions at least as strict as those set forth in this Agreement) all regulatory and clinical documentation and data disclosed to Targacept under this Agreement, as reasonably necessary in connection with the development and commercialization of Targacept Development Compounds and Targacept Licensed Products in the Targacept Licensed Field, and (ii) to reference all such regulatory and clinical documentation and data as reasonably necessary in connection with the development and commercialization of pharmaceutical products for use in the Targacept Licensed Field, provided, however, that Targacept shall notify Aventis in writing in advance of each such disclosure or reference.

(c) With respect to each Alliance Terminated Compound that Targacept selects to research and develop as a Targacept Development Compound pursuant to Section 2.2(f)

and/or to commercialize as a Targacept Licensed Product, Aventis hereby grants to Targacept an exclusive (including with regard to Aventis), royalty-bearing, world-wide, right and license under the Aventis Patents, Aventis Know-How and Aventis Research Technology, and under Aventis’ rights in the Joint Patents and Joint Research Technology, to (x) research, develop, make, have made or use such Alliance Terminated Compound, and (y) make, have made, import, use, market, sell and offer for sale such Targacept Licensed Product in the Targacept Licensed Field (such license to become effective thirty (30) days after written notice of Targacept’s selection has been delivered to Aventis), but in the event the Alliance Terminated Compound or the compound contained in a Targacept Licensed Product is licensed by Aventis from a Third Party only to the extent Aventis is entitled to sublicense such compound to a party other than Aventis and its Affiliates under the license agreement with such Third Party. For the avoidance of doubt, Targacept’s right to sell Targacept Licensed Products shall include the right to sell through distributors. To the extent that Aventis is entitled under a license agreement with a Third Party to sublicense certain rights to a party other than Aventis and sub-licenses such rights to Targacept under this Section 5.2(c) with respect to any Targacept Development Compound or Targacept Licensed Product, Aventis shall exert all commercially reasonable efforts to keep each such Third Party license (and its right to sublicense the same) valid and in full force and effect throughout the Term and shall notify Targacept immediately upon becoming aware that such Third Party license (or its right to sublicense the same) is or may become no longer valid and in full force and effect.

(d) In addition to the license granted in Section 5.2(c), Aventis agrees to negotiate in good faith with Targacept other royalty-bearing licenses under the Aventis Patents, Aventis Know-How and Aventis Research Technology, and under Aventis’ rights in the Joint Patents and Joint Research Technology, that may be useful to Targacept in conducting research and development and commercializing Targacept Development Compounds and Targacept Licensed Products for use in the Targacept Licensed Field.

5.3 Right to Sublicense. Each Party shall have the right to grant to Third Parties sublicenses under the licenses granted hereunder (except pursuant to Section 5.1(a) and Section 5.2(a)). Notwithstanding the foregoing, the grant of any such sublicenses shall not relieve the sublicensing Party of any of its obligations under this Agreement.

5.4 Restrictions. Neither Aventis nor any of its Affiliates shall research, develop, commercialize, or license any Third Party to research, develop or commercialize, any Alliance Development Compound, Alliance Back-Up Compound or Alliance Product, and neither Targacept nor any of its Affiliates shall research, develop, commercialize, or license any Third Party to research, develop or commercialize, any Targacept Development Compound or Targacept Licensed Product, in each case except pursuant to this Agreement.

5.5 Understanding Regarding Exclusivity and Restrictions. The parties agree that, given the high costs and significant risks involved in discovering and developing pharmaceutical products, and given that the parties will be exchanging Confidential Information in order to perform the Research and to conduct the development and commercialization efforts, the restrictions set forth herein represent a fair and efficient means to accomplish their cooperative objectives.

ARTICLE 6

Management of Research, Development and Commercialization

6.1 Creation and Structure of the ARC. As of the Effective Date, the Parties shall create an ARC of [********] to facilitate the Research and to manage and monitor the activities conducted by the Parties pursuant to the Research and Development Plan. The ARC shall consist of an equal number of representatives appointed by each Party and shall include senior decision-makers of such Party.

6.2 Responsibilities of the ARC. The ARC shall be the primary vehicle for interaction between the Parties with respect to the Research and development hereunder. Without limiting the foregoing, the ARC shall: (a) confirm the screening program and the criteria to be applied in identifying Nicotinic Compounds as set forth in the Research and Development Plan and propose such compounds to the SRC (or otherwise to Aventis) for nomination as Alliance Compounds; (b) propose those Nicotinic Compounds that have otherwise met the criteria for an Alliance Compound for nomination as an Alliance Compound by the SRC (or otherwise by Aventis); (c) agree on an Alliance Compound optimization program and the criteria to be applied in identifying development candidates; (d) set timelines and monitor progress against timelines and agree on any remedial action required to progress screening and optimization in a timely manner; (e) agree on the number of FTEs to be budgeted for Targacept’s obligations in connection with the Research; (f) review and comment all Development Plans and any updates thereto; (g) recommend to the SRC (or otherwise to Aventis) certain Alliance Compounds for development as Alliance Development Compounds (or Alliance Back-Up Compounds); and (h) monitor the progress of the development efforts.

6.3 Composition of the ARC. Within fifteen (15) days after the Effective Date, the Parties shall notify each other in writing of the names of their initial representatives on the ARC. Each Party may replace its ARC representatives at any time upon written notice to the other. A Party’s representative on the ARC shall be authorized to act on behalf of such Party until written notice of his or her removal is given to the other Party. A Party’s representative on the ARC may resign at any time upon written notice to the Parties. Such resignation shall take effect at the time specified therein, and unless otherwise specified therein, no acceptance of such resignation shall be necessary to make it effective. Upon the resignation of a Party’s representative, that Party shall appoint a replacement representative. A chairperson for the ARC shall be selected from among the members of the ARC, who shall serve for a term of one year. The right to select the chairperson shall rotate between Aventis and Targacept. Aventis shall select the first chairperson.

6.4 Duration of the ARC. The ARC shall exist so long as Aventis continues to develop any Alliance Development Compound for any Indication; provided that if Aventis is no longer developing any Alliance Development Compound or if this Agreement is terminated pursuant to Sections 11.2 or 11.3, the ARC shall automatically dissolve, unless Targacept develops a Targacept Development Compound in which case the ARC shall remain in place and the Parties shall mutually adapt the provisions pertaining to the responsibilities of the ARC as required for a collaboration with respect to Targacept Development Compounds (only) as provided for herein.

6.5 Meetings of the ARC. The ARC shall meet at such times as it shall deem reasonably necessary to accomplish its objectives. It is anticipated, but shall not be required, that the meetings of the ARC coincide with the meetings of the Executive Research Committee created under the Original Agreement and that meetings shall alternate between the offices of Targacept and Aventis consistent with the Original Agreement. An ARC member of the Party hosting the meeting shall serve as Secretary of that meeting. The Secretary of the meeting shall use his or her best efforts to prepare and distribute to all members of the ARC minutes of the meeting sufficiently in advance of the next meeting to allow adequate review and comment prior to the meeting. Such minutes shall provide a description in reasonable detail of the discussions had at the meeting and a list of any actions, decisions or determinations approved by the ARC. Minutes of any meeting shall be approved or disapproved, and revised as necessary, at the next meeting. Final minutes of each meeting shall be distributed to the members of the ARC by the Chairperson. Each Party shall disclose to the other proposed agenda items in advance of each meeting of the ARC. The ARC may also convene, or be polled or consulted, from time to time by means of telecommunications, video conferencing or written correspondence, as deemed necessary or appropriate. The ARC shall adopt such other rules as shall be necessary or convenient for its work.

6.6 Decisions of the ARC. All decisions of the ARC shall be made by the unanimous vote of all ARC members participating in the meeting; provided, that at least one representative of each of Targacept and Aventis is then present. In the event that the members of the ARC cannot agree with respect to a particular issue, such issue shall be referred to the President of Targacept and the Senior Vice President responsible for Aventis’ research and development activities in France, who shall meet within thirty (30) days in a good faith effort to resolve the dispute. In the event such officers cannot agree on a resolution of the dispute within thirty (30) days, the matter shall be submitted to mediation in accordance with Section 13.10, unless this Agreement specifically directs that such matter is specifically within the discretion or power of one Party or the other, in which case the matter shall be resolved by such Party.

6.7 Project Leaders. Aventis and Targacept shall each appoint one or more persons to coordinate their respective activities under the Research (“Project Leaders”). In advance of each meeting of the ARC, the Project Leaders shall use their best efforts to prepare and distribute to each member of the ARC a written report which shall (i) evaluate the work performed under the Research in relation to the goals of such program, and (ii) state any recommendation of the Project Leaders to modify, alter the resources of or revise the priorities of the Research.

6.8 Expenses. Each Party shall be responsible for all travel and related costs for its representatives to attend meetings of, and otherwise participate on, the ARC.

ARTICLE 7

Payments to Targacept

7.1 Milestone Payments. Aventis shall make non-refundable payments to Targacept within thirty (30) days after the occurrence of each of the events listed below (each, a “Milestone Event”), in the amount provided. For the avoidance of doubt, Aventis will not pay the same milestone more than once for the same Indication.

(a) For each Primary Indication:

	Milestone Event	Payment Amount

1:	[********]	[********]

2:	[********]	[********]

3:	[********]	[********]

4:	[********]	[********]

5:	[********]	[********]

(b) For each other disorder of the central nervous system:

	Milestone Event	Payment Amount

1:	[********]	[********]

2:	[********]	[********]

3:	[********]	[********]

4:	[********]	[********]

5:	[********]	[********]

(c) As used in this Section 7.1, the following definitions apply:

(1) “Initiation,” with respect to a particular phase, means when the first patient has been enrolled for the trials of such phase.

(2) “Filing” means a filing that has been accepted for submission by the relevant regulatory authority.

7.2 Royalty Payments. Subject to the terms and conditions of this Agreement, Aventis shall pay to Targacept royalties in an amount equal to [********] of the Net Sales in any country of each Alliance Product during the Royalty Term. The Parties agree that this royalty rate reflects an efficient and reasonable blended allocation of the values of the worldwide Know-How and Patent Rights and Research Technology licensed by Targacept hereunder or, in the case of an Alliance Terminated Compound licensed to Targacept under Section 5.2(c), by Aventis hereunder.

7.3 Term of Royalty Obligation. The “Royalty Term” for a particular Alliance Product in a particular country shall commence with the First Commercial Sale of such Alliance Product in such country and shall terminate upon the later of (a) the expiration of the last-to-expire issued Aventis Patent in such country, if any, for which at least one Valid Claim exists covering the sale of such Alliance Product or its use in the Field or (b) the [********] anniversary of the First Commercial Sale of such Alliance Product in such country.

7.4 Timing of Payment of Royalties. Royalties shall be payable on a quarterly basis, within sixty (60) days after the end of each calendar quarter, based upon the Net Sales during each calendar quarter, commencing with the calendar quarter in which the First Commercial Sale of an Alliance Product is made. Royalties shall be calculated in accordance with United States generally accepted accounting principles, consistently applied, and in accordance with the terms of this Agreement.

7.5 Obligation to Pay Royalties. Aventis’ obligation to pay royalties to Targacept under this Article 7 is imposed only once with respect to the same unit of Alliance Product regardless of the number of Aventis Patents pertaining thereto.

7.6 Statement of Royalties. Each royalty payment to Targacept hereunder shall be accompanied by a statement showing the amounts of gross sales and Net Sales of each Alliance Product sold by Aventis on a country-by-country basis during such quarter and the amount of royalties due on such Net Sales pursuant to this Agreement.

7.7 Targacept Payments. In consideration for the licenses granted to Targacept under Section 5.2(c), with respect to each such Targacept Development Compound and Targacept Licensed Product pursued by Targacept, Targacept shall make the milestone payments and royalty payments described in Sections 7.1 and 7.2, respectively, to Aventis to the same extent (and at the same times) as Aventis would be obligated to make such payments to Targacept if such Targacept Development Compound and Targacept Licensed Product were an Alliance Development Compound and Alliance Product being developed and commercialized by Aventis. The provisions of this Article 7 shall apply to payments by Targacept with respect to Targacept Development Compounds and Targacept Licensed Products to the same extent as such provisions apply to payments by Aventis with respect to Alliance Development Compounds and Alliance Products.

7.8 Third Party Licenses. If (i) any unexpired Third Party patent(s) claiming a Targacept Development Compound licensed to Targacept under Section 5.2(c) and/or a Targacept Licensed Product, or its manufacture or use, exist(s) in a country where a Targacept Licensed Product is being manufactured, used or sold, (ii) it should prove in Targacept’ bona fide, good faith judgment impractical or impossible for it or its Affiliates or Sublicensees to commence or continue the manufacture, use or sale of such Targacept Licensed Product in such country without obtaining a license under such Third Party patent that permits Targacept or its Affiliates or Sublicensees to continue to pursue the discovery, development, manufacture and commercialization of such Targacept Licensed Product (a “Third Party License”) and (iii) Aventis neither delivers to Targacept an opinion without material qualifications from nationally recognized patent counsel in such country to the effect that such manufacture, use or sale does not and will not infringe such Third Party patent(s) nor gives written notice to Targacept within ninety (90) days after Targacept delivers notice to Aventis of such unexpired Third Party patent that Aventis will negotiate with the Third Party a Third Party License, Targacept shall have the right to negotiate and obtain a Third Party License on commercially reasonable terms, with the cost of such license (including, without limitation, all license fees, milestone payments and royalties) to be set off against any payments owed in respect of such Targacept Development Compound (or Targacept Licensed Product) by Targacept to Aventis pursuant to Sections 7.1, 7.2 or 7.7. If (i) any unexpired Third Party patent(s) claiming Targacept Know-How or Targacept Research Technology licensed to Aventis under this Agreement exist(s) in a country where an Alliance Product is being manufactured, used or sold, (ii) it should prove in Aventis’ bona fide, good faith judgment impractical or impossible for it or its Affiliates or

Sublicensees to commence or continue the manufacture, use or sale of such Alliance Product in such country without obtaining a license under such Third Party patent that permits Aventis or its Affiliates or Sublicensees to continue to pursue the discovery, development, manufacture and commercialization of such Alliance Product (a “Third Party License”) and (iii) Targacept does neither deliver to Aventis an opinion without material qualifications from nationally recognized patent counsel in such country to the effect that such manufacture, use or sale does not and will not infringe such Third Party patent(s) nor gives written notice to Aventis within ninety (90) days after Aventis delivers notice to Targacept of such unexpired Third Party patent that Targacept will negotiate with the Third Party a Third Party License, Aventis shall have the right to negotiate and obtain a Third Party License on commercially reasonable terms, with the cost of such license (including, without limitation, all license fees, milestone payments and royalties) to be set off against any payments owed in respect of such Alliance Development Compound or Alliance Product by Aventis to Targacept pursuant to Sections 7.1 and 7.2 hereinabove.

7.9 Mode of Payment. All payments hereunder, except for milestone payments and FTE payments to Targacept hereunder which are to be paid in United States Dollars in accordance with Sections 7.1 and 2.6, respectively, shall be made by wire transfer in Euro in the requisite amount to such bank account as the receiving Party may from time to time designate by written notice to the other Party. Payments shall be free and clear of any taxes (other than withholding and other taxes required to be remitted by the paying Party), fees or charges, to the extent applicable. If Aventis receives revenue from sales of Alliance Products, or if Targacept receives revenue from sales of Targacept Licensed Products, that, in either case, are invoiced in Euro, the Net Sales and the amounts paid by Aventis or Targacept hereunder shall be expressed in Euro. With respect to Net Sales invoiced in currency other than Euro, Net Sales shall be expressed in the domestic currency of the entity making the sale, together with the Euro equivalent, calculated using the arithmetic average of the spot rates on the last business day of each month of the calendar quarter in which the Net Sales were made. The “closing mid-point rates” found in the “Euro spot forward against the Euro” table published by The Financial Times or any other publication agreed by the Parties shall be used as the source of the spot rates to calculate the average set forth in the preceding sentence.

7.10 Records Retention. For three (3) years after each sale of each Alliance Product, and for such longer period as may be required by law, Aventis shall keep (and shall ensure that its Affiliates and Sublicensees shall keep) complete and accurate books and records pertaining to the sale of all Alliance Products in sufficient detail to confirm the accuracy of calculations of payments due to Targacept hereunder.

7.11 Audits.

(a) Upon the written request of Targacept and not more than once in each calendar year, Aventis shall permit an independent certified public accounting firm of nationally recognized standing appointed by Targacept, at Targacept’s expense, to have access during normal business hours, and upon reasonable prior written notice, to such of the records of Aventis as may be reasonably necessary to verify the accuracy of the royalty reports hereunder for any calendar year ending not more than thirty-six (36) months prior to the date of such request. The accounting firm shall disclose to Targacept and Aventis whether the royalty reports are correct or incorrect, the basis for its finding and the specific details concerning any discrepancies.

(b) If such accounting firm correctly concludes that additional royalties were owed during such period, Aventis shall pay the additional royalties, with interest from the date originally due at an annual rate equal to the 30-day London Interbank Offered Rate (Libor) plus fifty (50) basis points, within thirty (30) days after the date Targacept delivers to Aventis such accounting firm’s written report so correctly concluding. [********] In the event that there was an over-payment by Aventis, Targacept shall promptly (but in no event later than thirty (30) days after Targacept’s receipt of such accounting firm’s written report) return to Aventis the excess amount.

(c) Aventis shall include in each sublicense granted by it pursuant to this Agreement a provision requiring the Sublicensee to make reports to Aventis, to keep and maintain records of sales made pursuant to such sublicense and to grant access to such records by Targacept’s independent accountant to the same extent required by Aventis under this Agreement.

(d) Targacept shall treat all information subject to review under this Section 7.10 in accordance with the confidentiality provisions of Article 9 and shall cause its accounting firm to enter into an acceptable confidentiality agreement with Aventis obligating such firm to retain all such financial information in confidence pursuant to such confidentiality agreement; provided, however, that in no event shall such confidentiality agreement prevent the accounting firm from disclosing to Targacept the information contemplated by Section 7.10(a).

7.12 Taxes. The Party receiving royalties and other payments under this Agreement shall pay any and all taxes levied on account of such payment. If any taxes are required to be withheld by the paying Party, it shall (i) deduct such taxes from the remitting payment, (ii) timely pay the taxes to the proper taxing authority, and (iii) send proof of payment to the other Party and certify its receipt by the taxing authority within sixty (60) days following such payment.

ARTICLE 8

Inventions and Patents

8.1 Title to Research Technology. Except as otherwise expressly provided in Article 5 and this Section 8.1:

(a) the Parties shall jointly own all right, title to and interest in all Joint Research Technology and the Patent Rights related to Joint Research Technology;

(b) Targacept shall own all right, title to and interest in all Targacept Research Technology and the Patent Rights related to Targacept Research Technology; and

(c) Aventis shall own all right, title to and interest in all Aventis Research Technology and the Patent Rights related to Aventis Research Technology.

8.2 Patent Prosecution. The Parties expect that patent applications will be filed as required to secure suitable Patent Rights covering Alliance Compounds and inventions that are within the Research Technology or are otherwise applicable to the Field. The Parties agree as follows with respect to the filing and prosecution of such applications.

(a) Aventis shall be responsible for obtaining, prosecuting and/or maintaining throughout the world Patent Rights covering the Aventis Research Technology solely owned by Aventis pursuant to Section 8.1(c) (including, without limitation, any Alliance Terminated Compound licensed to Targacept as provided in Section 5.2(c)) and Joint Research Technology jointly owned by Aventis and Targacept pursuant to Section 8.1(a) and shall bear all of the costs for filing, prosecuting and/or maintaining same; provided that Targacept shall reimburse Aventis for all reasonable costs actually incurred to file, prosecute and/or maintain Patent Rights covering any Alliance Terminated Compound licensed to Targacept as provided in Section 5.2(c) that are incurred after the effective date of Targacept’s license thereof. Targacept shall be responsible for obtaining, prosecuting and/or maintaining throughout the world Patent Rights covering Targacept Research Technology solely owned by Targacept pursuant to Section 8.1(b) and shall bear all of the costs for filing, prosecuting and/or maintaining same.

(b) Each Party shall regularly provide the other Party with copies of all patent applications filed hereunder and other material submissions and correspondence with the patent offices, in sufficient time to allow for review and comment by the other Party. In addition, such filing Party shall provide the other Party and its patent counsel with an opportunity to consult with the Party and its patent counsel regarding the filing and contents of any such application, amendment, submission or response, and the advice and suggestions of the other Party and its patent counsel shall be taken into reasonable consideration by such Party and its legal counsel in connection with such filing. Each Party shall also provide the other Party with copies of any patentability search reports made by patent counsel with respect to inventions in the Research Technology, including patents located, a copy of each patent application, and each patent that issues thereon.

(c) If Aventis elects not to pursue obtaining or prosecuting of Patent Rights, or to support the PCT International filing or the continued prosecution or maintenance of any Patent Rights, in a particular country for which it has the initial right or obligation to file pursuant to Section 8.2(a), then it shall notify Targacept promptly in writing and in sufficient time to enable Targacept to meet any applicable deadlines. Without limiting the generality of the foregoing, with respect to any Patent Rights scheduled for international filing with respect to such country, Aventis shall notify Targacept in writing at least ninety (90) days before the date required for the convention year filing of such patent application or any other deadline date by which an action must be taken to establish or preserve patent rights in such country. Targacept shall then have the right, but not the obligation, to pursue the filing or support the continued prosecution or maintenance of such Patent Rights, at its expense, in such country. If Targacept does so elect to pursue such filing or continue such support, then it shall notify Aventis of such election, and Aventis shall (i) reasonably cooperate with Targacept in this regard, and (ii) promptly release or assign, as the case may be, to Targacept, without consideration, all right, title and interest in such Patent Rights in such country.

8.3 Enforcement of Patents.

(a) If either Party considers that any Aventis Patent claiming an Alliance Compound, Alliance Product, Alliance Terminated Compound or Targacept Licensed Product, or the manufacture or use thereof, is being infringed by Third Party’s activities in the Field, it shall notify the other Party and provide it with any evidence of such infringement which is reasonably available. Aventis shall have the first opportunity at its own expense to attempt to remove such infringement by commercially appropriate steps, including filing an infringement suit or taking other similar action. In the event that Aventis fails to take commercially appropriate steps with respect to an infringement that is likely to have a material adverse effect on the sale of Alliance Products (or Targacept Licensed Products, as the case may be) within [********] following notice of such infringement, Targacept shall have the right to do so at its expense; provided that (i) if Aventis has commenced negotiations with an alleged infringer of the patent for discontinuance of such infringement within such [********] period, Aventis shall have an additional [********] to conclude its negotiations before Targacept may bring suit for such infringement and (ii) notwithstanding the foregoing, in the case of an Alliance Terminated Compound licensed by Targacept under Section 5.2(c) or a Targacept Licensed Product, Targacept shall have all of the rights of Aventis set forth in this Section 8.3 with respect to such Alliance Terminated Compound or Targacept Licensed Product and Aventis shall have all of the rights of Targacept set forth in this Section 8.3 with respect to such Alliance Terminated Compound or Targacept Licensed Product. If required by law for the prosecuting Party to prosecute any suit referred to in this Section 8.3, the other Party shall join such suit as a party, at the prosecuting Party’s expense. In no event shall either Party be required to enforce any Patent Right against more than one entity or in more than one country at any one time.

(b) The Party not enforcing the applicable Patent Rights shall provide commercially reasonable assistance to the other Party, including joining in infringement suits, providing access to relevant documents and other evidence, making employees available and seeking to obtain necessary Third Party consents, subject to the enforcing Party’s reimbursement of any out-of-pocket expenses incurred by the non-enforcing Party.

(c) Any amounts recovered pursuant to Section 8.3(a), whether by settlement or judgment, shall be allocated in the following order: (i) to reimburse Aventis and Targacept for their reasonable out-of-pocket expenses in making such recovery (which amounts shall be allocated pro rata if insufficient to cover the totality of such expenses); and (ii) the portion of the award representing lost profits shall be allocated between Aventis and Targacept so that the ratio of Aventis’ portion to Targacept’s portion is equal to the ratio of Aventis’ historic profits on Net Sales in the Indication to Targacept’s royalties in the Indication, provided that if the infringement activity on which such recovery is based included actions outside the Field, then the Parties shall reasonably agree on an appropriate allocation of such recovery between activities in the Field and activities outside the Field (which will not bear a royalty). Any amounts recovered by Targacept pursuant to actions under Section 8.3(a) shall be allocated in the following order: (i) to reimburse Targacept and Aventis for their reasonable out-of-pocket expenses in making such recovery (which amounts shall be allocated pro rata if insufficient to cover the totality of such expenses); and (ii) the remainder shall be divided [********] to Targacept and [********] to Aventis.

(d) Except for Third Party infringement activities within the Field covered by the provisions of Section 8.3(a), each Party shall retain the sole and exclusive right to enforce its Patent Rights against all infringers at its sole cost and expense.

8.4 Third Party Patent Rights. If any warning letter or other notice of infringement is received by a Party, or action, suit or proceeding is brought against a Party, alleging infringement of a Patent Right of any Third Party in the manufacture, use or sale of an Alliance Product or Targacept Licensed Product or in conducting the Research, the Parties shall promptly discuss and decide on an appropriate course of action.

ARTICLE 9

Confidentiality

9.1 Confidentiality Obligations. Each Party agrees that, for the Term and for five (5) years thereafter, such Party shall keep, and shall ensure that its officers, directors, employees and agents keep, completely confidential and shall not publish or otherwise disclose and shall not use for any purpose except as expressly permitted hereunder any Confidential Information furnished to it by the other Party pursuant to this Agreement (including, without limitation, Know-How or Research Technology of the disclosing Party) or any Joint Research Technology. The foregoing obligations shall not apply to any information to the extent that it can be established by such receiving Party that such information:

(a) was already known to the receiving Party or any of its Affiliates, other than under an obligation of confidentiality, at the time of disclosure;

(b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;

(c) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party or any of its Affiliates in breach of this Agreement;

(d) was subsequently lawfully disclosed to the receiving Party by a Third Party other than in contravention of a confidentiality obligation of such Third Party to the disclosing Party; or

(e) was developed or discovered by employees of the receiving Party or any of its Affiliates who had no access to the Confidential Information of the disclosing Party.

Each Party shall have written agreements from each of its employees, agents, and consultants who perform substantial work on the Research or development, which agreements shall obligate such persons to similar obligations of confidentiality and to assign to such Party all inventions made by such persons during the course of performing the Research. Each Party may disclose the other’s Confidential Information to the extent such disclosure is reasonably necessary in filing or prosecuting patent applications, prosecuting or defending litigation or as otherwise required by legal process, complying with applicable governmental regulations, making a permitted sublicense of its rights hereunder or conducting clinical trials or otherwise in performing its obligations or exercising its rights hereunder; provided, that if a Party is required to make any such disclosure of the other Party’s Confidential Information, it will give reasonable advance notice to such other Party of such disclosure requirement, will cooperate with such other Party in the efforts of such other Party to secure confidential treatment of such Information prior to its disclosure, and, save to the extent inappropriate in the case of patent applications, will use all reasonable efforts to secure confidential treatment of such information prior to its disclosure (whether through protective orders or confidentiality agreements or otherwise). In addition, each Party shall have the right to disclose to its Affiliates Confidential Information of the other Party, provided that such Party shall ensure that its Affiliates maintain the confidentiality of such information in accordance with the provisions of this Section 9.1.

9.2 Publications.

(a) Until completion of Phase I clinical development, either Party may publish or present any information regarding the Research or any results of the Research or development studies carried out on any Alliance Development Compound, Alliance Back-Up Compound or Targacept Development Compound only upon prior written approval of the other Party. Therefore, each Party shall provide to the other Party for review any proposed abstracts, manuscripts or summaries of presentations that cover the results of the Research and/or Phase I clinical development as described hereinbefore. Each Party shall designate a person who shall be responsible for approving such publications. Such designated person shall respond in writing promptly and in no event later than sixty (60) days after receipt of the proposed material with either approval of the proposed material or a specific statement of concern, based upon either the need to seek patent protection or concern regarding competitive disadvantage arising from the proposed publication. In the event of concern, the submitting Party agrees not to submit such publication or to make such presentation that contains such information until these issues are resolved. Furthermore, with respect to any proposed abstracts, manuscripts or summaries of presentations by investigators or other Third Parties, such materials shall be subject to review under this Section 9.2(a) to the same extent as if such abstracts, manuscripts or summaries of presentations were by Aventis or Targacept (as the case may be).

(b) With respect to any information or results regarding any Alliance Development Compound or Alliance Back-Up Compound achieved after completion of Phase I clinical development or any Alliance Product, Aventis shall be entitled to publish such information and results at its sole discretion.

(c) With respect to any information or results regarding any Targacept Development Compound or corresponding back-up compound, achieved after completion of Phase I clinical development of Targacept Licensed Products, Targacept shall be entitled to publish such information and results at its sole discretion.

(d) Notwithstanding the provisions of Sections 9.2(a), (b) and (c), each Party also agrees to delete from any such proposed publication any Confidential Information of the other Party upon its reasonable request. For that purpose, the Party seeking to publish shall provide the other Party at least sixty (60) days prior to any desired publication with a copy of the document to be published. In the event the receiving Party does not notify in writing to the other Party the Confidential Information to be deleted from the text of the desired publication within forty-five (45) days as of receipt of the desired publication, then such Party shall be deemed to have agreed to the desired publication as submitted to it by the other Party.

(e) In any publication permitted under this Section 9.2, each Party shall acknowledge its collaboration with the other Party under this Agreement.

9.3 Press Releases. Except to the extent required by law or as otherwise permitted hereunder, neither Party shall make any public announcements concerning this Agreement or the subject matter hereof without the prior written consent of the other, which shall not be unreasonably withheld. Notwithstanding the foregoing, the Parties agree that each Party may desire or be required to issue press releases relating to the Agreement or activities thereunder, and the Parties agree (i) to consult with each reasonably and in good faith with respect to the text and timing of such press releases and (ii) to provide the other Party with a reasonable opportunity, in the light of the circumstances, to review such press release prior to its being made. Furthermore, each Party shall give the other Party a reasonable opportunity, to the extent practicable, to review all filings with the United States Securities and Exchange Commission describing the terms of this Agreement prior to submission of such filings, and shall give reasonable consideration to any comments received from the non-filing Party relating to such filing, including without limitation the provisions of this Agreement for which confidential treatment should be sought.

ARTICLE 10

Indemnification

10.1 Indemnification by Aventis. Aventis shall indemnify, defend and hold Targacept and its Affiliates and each of their respective agents, employees, officers and directors (collectively, the “Targacept Indemnitees”) harmless from and against any and all liability, damage, loss, cost or expense (including reasonable attorneys’ fees) in connection with any and all suits, investigations, claims or demands by Third Parties (collectively, the “Losses”) arising from or occurring as a result of: (a) any breach by Aventis of this Agreement; (b) Aventis’ negligent performance of its obligations under this Agreement; and/or (c) the manufacture, use or sale of any Alliance Compounds or any product containing any Alliance Compound (including, without limitation, Alliance Products) by Aventis or its Affiliates, Sublicensees, distributors or agents; and/or (d) the manufacture, use or sale of any Targacept Development Compound or any product containing any Targacept Development Compound (including, without limitation, Targacept Licensed Products) by Aventis or its Affiliates, Sublicensees, distributors or agents; except, in each case, for those Losses for which Targacept has an obligation to indemnify pursuant to Section 10.2, as to which Losses each Party shall indemnify the other to the extent of their respective liability for the Losses. Notwithstanding any provision hereof to the contrary, Aventis shall have no obligation to indemnify any Targacept Indemnitee against any Losses in connection with any product liability claim arising out of the manufacture, use or sale of any product by Targacept and its Affiliates, Sublicensees, distributors and agents, regardless of whether such claim sounds in tort, contract, strict liability, products liability or any other legal theory.

10.2 Indemnification by Targacept. Targacept shall indemnify, defend and hold Aventis and its Affiliates and each of their respective agents, employees, officers and directors (collectively, the “Aventis Indemnitees”) harmless from and against any Losses arising from or occurring as a result of: (a) any breach by Targacept of this Agreement; (b) Targacept’s negligent performance of its obligations under this Agreement; (c) the manufacture, use or sale of any Targacept Development Compound or any product containing any Targacept Development

Compound (including, without limitation, Targacept Licensed Products) by Targacept or its Affiliates, Sublicensees, distributors or agents; and/or (d) the manufacture, use or sale of any Alliance Compounds or any product containing any Alliance Compound (including, without limitation, Alliance Products) by Targacept or its Affiliates, Sublicensees, distributors or agents; except, in each case, for those Losses for which Aventis has an obligation to indemnify Targacept pursuant to Section 10.1, as to which Losses each Party shall indemnify the other to the extent of their respective liability for the Losses. Notwithstanding any provision hereof to the contrary, Targacept shall have no obligation to indemnify any Aventis Indemnitee against any Losses in connection with any product liability claim arising out of the manufacture, use or sale of any product by Aventis and its Affiliates, Sublicensees, distributors and agents, regardless of whether such claim sounds in tort, contract, strict liability, products liability or any other legal theory.

10.3 Notification of Claims; Conditions to Indemnification Obligations. As a condition to a Party’s right to receive indemnification under this Article 10, it shall: (a) promptly notify the other Party as soon as it becomes aware of a claim or action for which indemnification may be sought pursuant hereto (provided that the failure of an indemnified Party to notify the indemnifying Party on a timely basis will not relieve the indemnifying Party of any liability that it may have to the indemnified Party unless the indemnifying Party demonstrates that the defense of such action is materially prejudiced by the indemnified Party’s failure to give such notice); (b) cooperate with the indemnifying Party in the defense of such claim or suit; and (c) permit the indemnifying Party to control the defense of such claim or suit, including without limitation the right to select defense counsel. In no event, however, may the indemnifying party compromise or settle any claim or suit in a manner which admits fault or negligence on the part of the indemnified Party without the prior written consent of the indemnified party. The indemnifying Party shall have no liability under this Article 10 with respect to claims or suits settled or compromised without its prior written consent.

ARTICLE 11

Termination and Expiration

11.1 Term and Termination. This Agreement shall commence upon the Effective Date and, unless earlier terminated as provided herein, shall expire upon the last day of the Term. The obligation of Aventis (and, in the case of Targacept Licensed Products, Targacept) to pay royalties shall expire on a product-by-product and country-by-country basis as provided in Section 7.3. Upon expiration of all royalty obligations with respect to a particular Alliance Product, the licenses granted to Aventis under Section 5.1(b) shall expire, and Aventis shall automatically thereafter be granted a nonexclusive, fully paid-up license to continue to use the Targacept Know- How and Targacept Research Technology, and Targacept’s rights in Joint Research Technology, to make, have made, use, import, sell and offer for sale such Alliance Product worldwide. Upon expiration of all royalty obligations with respect to a particular Targacept Licensed Product, the licenses granted to Targacept under Section 5.2(c) with respect to such Targacept Licensed Product shall expire, and Targacept shall automatically thereafter be granted a nonexclusive, fully paid-up license to continue to use the Aventis Know-How and Aventis Research Technology, and Aventis’ rights in Joint Research Technology, to make, have made, use, import, sell and offer for sale such Targacept Licensed Product worldwide.

11.2 Termination of the Agreement upon Material Breach.

(a) Failure by a Party to comply in any material respect with any of its material obligations contained herein to be satisfied after the Research Term shall entitle the Party not in default to give to the Party in default notice specifying the nature of the default, requiring it to make good or otherwise cure such default, and stating its intention to terminate if such default is not cured. If such default is not cured within sixty (60) days after the receipt of such notice (or, if such default cannot be cured within such sixty (60) day period, if the Party in default does not commence and diligently continue actions to cure such default), the Party not in default shall be entitled, without prejudice to any of its other rights conferred on it by this Agreement, and in addition to any other remedies available to it by law or in equity, to terminate this Agreement (subject to Sections 11.2(c) and 11.2(d)); provided, however, that such right to terminate shall be stayed in the event that, during such sixty (60) day period, the Party alleged to have been in default shall have initiated dispute resolution in accordance with Section 13.10 with respect to the alleged default, which stay shall last so long as the initiating Party diligently and in good faith cooperates in the prompt resolution of such dispute resolution proceedings.

(b) The right of a Party to terminate this Agreement shall not be affected in any way by its waiver or failure to take action with respect to any prior default.

(c) In the event that Aventis is developing or commercializing one or more Alliance Development Compound(s) and/or Alliance Product(s) for use in the Field, and (i) Aventis fails to comply in any material respect with any of its material obligations contained in this Agreement in connection with a particular Alliance Development Compound or Alliance Product, then Targacept shall be entitled to terminate this Agreement only with respect to that particular Alliance Development Compound or Alliance Product, in which case such Alliance Development Compound or Alliance Product shall become an Alliance Terminated Compound hereunder, or (ii) Targacept fails to comply in any material respect with any of its material obligations contained in this Agreement in connection with a particular Alliance Development Compound or Alliance Product, then Aventis shall be entitled to terminate this Agreement only with respect to that particular Alliance Development Compound or Alliance Product. This Section 11.2(c) is expressly subject to the cure period set forth in Section 11.2(a).

(d) In the event that Targacept is developing or commercializing one or more Targacept Development Compound(s) and/or Targacept Licensed Product(s) for use in the Targacept Licensed Field, and (i) Targacept fails to comply in any material respect with any of its material obligations contained in this Agreement in connection with a particular Targacept Development Compound or Targacept Licensed Product, then Aventis shall be entitled to terminate this Agreement only with respect to that particular Targacept Development Compound or Targacept Licensed Product, or (ii) Aventis fails to comply in any material respect with any of its material obligations contained in this Agreement in connection with a particular Targacept Development Compound or Targacept Licensed Product, then Targacept shall be entitled to terminate this Agreement only with respect to that particular Targacept Development Compound or Targacept Licensed Product. This Section 11.2(d) is expressly subject to the cure period set forth in Section 11.2(a).

11.3 Termination of the Agreement by Aventis or Targacept. Each of Aventis and Targacept may terminate this Agreement in its entirety upon thirty (30) days prior written notice given to the other Party within thirty (30) days after the end of the Research Term if, and only if, the SRC (or Aventis) has not nominated any Alliance Compounds.

11.4 Consequences of Termination.

(a) Upon termination of this Agreement (but not upon expiration of the Term), in case of partial termination of this Agreement with respect to the compound(s) and/or product(s) subject to such termination and in case of termination of this Agreement as a whole with respect to all compounds and products being subject to this Agreement, the following shall apply with respect to the compounds and/or products with respect to which the Agreement is being terminated: (i) each Party shall promptly return all relevant records and materials in its possession or control containing or comprising the other Party’s Know-How and Confidential Information and to which the former Party does not retain rights hereunder; (ii) all licenses granted by each Party to the other under Article 5 shall terminate except as expressly provided in Section 11.5(b) or otherwise herein; (iii) each Party shall provide the other Party with copies of all reports and data, including preclinical data and reports, obtained by such Party pursuant to this Agreement that relate to Alliance Compounds or Targacept Development Compounds and that have not otherwise been provided to such Party, within sixty (60) days after such termination; provided, however, that a Party shall not be obligated to provide the foregoing copies in the case where such Party terminates this Agreement in its entirety under Section 2.8 or Section 11.2 and provided further that the provision to a Party of the foregoing copies shall not be deemed to create any additional rights or licenses in any such copies or the intellectual property embodied therein, and such Party’s rights to use or exploit such information and rights shall be solely as expressly granted elsewhere in this Agreement and, with respect to Joint Research Technology and Joint Patents, those rights of such Party as a joint owner); and (iv) any and all claims and payment obligations that accrued prior to the date of such termination shall survive such termination.

(b) Notwithstanding the provisions of Section 11.5(b), in the event that Targacept terminates this Agreement in its entirety pursuant to Section 2.8 or Section 11.2, then the restrictions imposed upon it pursuant to, and its obligations under, Sections 2.11 and 5.4 shall terminate.

(c) Notwithstanding the provisions of Section 11.5(b), in the event that Aventis terminates this Agreement in its entirety pursuant to Section 2.8 or Section 11.2, then the restrictions imposed upon it pursuant to, and its obligations under, Sections 2.11 and 5.4 shall terminate.

(d) In addition to the provisions of Section 11.5(b), in the event that both (1) Aventis terminates this Agreement pursuant to Section 11.3 and (2) a “Collaboration Compound” (as defined under the Original Agreement) is being pursued for development and commercialization under the Original Agreement, (i) all of the provisions of Article 7 shall survive such termination and (ii) for purposes of determining amounts owed by Aventis to Targacept hereunder, (A) any Nicotinic Compound or New Nicotinic Compound thereafter developed or commercialized by Aventis or its Affiliates or Sublicensees for use in the Field shall automatically be an Alliance Development Compound and (B) any product or formulation thereof that contains or is comprised of a Nicotinic Compound or New Nicotinic Compound shall automatically be an Alliance Product. Notwithstanding the foregoing, with respect to New Nicotinic Compounds, this Section 11.4(d) shall apply only to the extent the New Nicotinic Compound is being developed for, or the Alliance Product containing or comprised of the New Nicotinic Compound is being commercialized for, a Primary Indication.

(e) Termination of this Agreement, for whatever reason, shall not affect the continued effectiveness of the Original Agreement, which shall continue in effect until it expires or terminates in accordance with its terms.

11.5 Accrued Rights; No Breach; Surviving Obligations.

(a) Termination of this Agreement in part with respect to a certain compound(s) and/or product(s), termination of this Agreement as a whole, relinquishment or expiration of this Agreement for any reason shall be without prejudice to any rights that shall have accrued to the benefit of a Party prior to such termination, relinquishment or expiration. Such termination, relinquishment or expiration shall not relieve a Party from obligations that are expressly indicated to survive termination or expiration of this Agreement. No conduct or activity validly undertaken by either Party under the Original Agreement shall be deemed to breach or violate this Agreement.

(b) Without limiting the foregoing, and in addition to the provisions of Section 11.4(d), the following provisions of this Agreement shall survive and continue to apply in full force and effect in the event of expiration or termination of this Agreement for any reason: Sections 2.6(b), 2.7(b), 2.8, 2.9, 2.10, 2.14, 4.1(b), 4.1(c), 4.2, 7.9, 7.10, 7.11, 7.12, 13.3, 13.5, 13.6, 13.9, 13.10, 13.11, 13.12, 13.13 and 13.14 and Articles 1 (including, solely for purposes of interpreting a particular definition set forth therein, all provisions referenced in such definition), 8, 9, 10, and 11 of this Agreement; provided that, in the event of a partial termination of this Agreement pursuant to Section 11.2(c) or 11.2(d), (i) the foregoing provisions shall survive and continue to apply in full force and effect with respect to the compound(s) and or product(s) subject to the partial termination and (ii) all of the provisions of this Agreement, including without limitation the foregoing provisions, shall continue to apply in full force and effect in all other respects (including, without limitation, to all compound(s) and/or product(s) that are not subject to the partial termination).

(c) Upon any termination of this Agreement with respect to any particular Alliance Product or Targacept Licensed Product, either Party shall be entitled, during the six (6) month period following the effective date of such termination, to finish any work-in-progress and to sell any inventory of the Alliance Product or Targacept Licensed Product, as the case may be, which remains on hand as of the date of the termination, so long as such Party pays to the other the royalties applicable to said subsequent sales in accordance with the terms and conditions set forth in this Agreement.

11.6 Rights in Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by Aventis or Targacept are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of right to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code. The Parties agree that the Parties, as licensees of such rights under this Agreement, shall retain and may fully exercise all of their rights and elections under the U.S. Bankruptcy Code. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against either Party under the U.S. Bankruptcy Code, the Party that is not a party to such proceeding shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, and same, if not already in their possession, shall be promptly delivered to them (i) upon any such commencement of a bankruptcy proceeding upon their written request therefor, unless the Party subject to such proceeding elects to continue to perform all of its obligations under this Agreement or (ii) if not delivered under clause (i), following the rejection of this Agreement by or on behalf of the Party subject to such proceeding upon written request therefor by an non-subject Party.

ARTICLE 12

Representations and Warranties

12.1 Representations and Warranties. Targacept represents and warrants to Aventis, and Aventis represents and warrants to Targacept, as applicable, that, as of the Effective Date:

(a) Such Party is duly organized and validly existing under the laws of the state of its incorporation and has full corporate power and authority to enter into this Agreement and to carry out its obligations hereunder;

(b) Such Party has taken all corporate action necessary to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder;

(c) This Agreement is a legal and valid obligation of such Party, binding upon such Party and enforceable against such Party in accordance with the terms hereof. The execution, delivery and performance of this Agreement by such Party does not conflict with any agreement, instrument or understanding, oral or written, to which such Party is a party or by which such Party may be bound, and does not violate any law or regulation of any court, governmental body or administrative or other agency having authority over such Party. All consents, approvals and authorizations from all governmental authorities or other Third Parties required to be obtained by such Party in connection with this Agreement have been obtained;

(d) It has the full and exclusive right, power and authority to enter into this Agreement, to perform the Research and to grant the licenses granted under Article 5;

(e) With respect to any Materials provided by it to the other Party, it has the full right to provide such Materials and has no reason to believe that the other Party’s use of such Materials in accordance herewith will infringe the intellectual property rights of any Third Party;

(f) As of the Effective Date, there are no agreements between such Party and any Third Parties which would preclude or otherwise limit such Party’s ability to conduct its tasks and obligations under the Research and Development Plan or otherwise fulfill its obligations under this Agreement;

(g) As of the Effective Date, Aventis has not granted any license to any Third Party, either express or implied, or any option to license, to utilize any intellectual property owned or Controlled by Aventis (including under option) to discover, identify, research, develop or market any Nicotinic Compounds; and

(h) During the Term, Aventis will use its best efforts not to encumber or diminish the rights granted to Targacept hereunder, including without limitation, by not committing any acts or permitting the occurrence of any omissions which would cause the breach or termination of any Third Party License. Aventis will promptly provide Targacept notice of any alleged breach of any Third Party License.

ARTICLE 13

Miscellaneous Provisions

13.1 Relationship of the Parties. Nothing in this Agreement is intended or shall be deemed to constitute a partnership, agency or employer-employee relationship between the Parties. Neither Party shall incur any debts or make any commitments for the other.

13.2 Assignments. Except as expressly provided herein, neither this Agreement nor any interest hereunder shall be assignable, nor any other obligation delegable, by a Party without the prior written consent of the other; provided, however, that a Party may assign this Agreement to any Affiliate or to any successor-in-interest by way of merger, sale of all or substantially all of its assets or any comparable transaction in a manner such that the assignor shall remain liable and responsible for the performance and observance of all such Party’s duties and obligations hereunder. This Agreement shall be binding upon the successors and permitted assigns of the Parties. Any assignment not in accordance with this Section 13.2 shall be void.

13.3 Disclaimer of Warranties. EXCEPT TO THE EXTENT SET FORTH IN SECTION 12.1, THE PARTIES EXPRESSLY DISCLAIM ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR NON-INFRINGEMENT OF THIRD PARTY RIGHTS, UNLESS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT.

13.4 Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments and to do all such other acts as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

13.5 Force Majeure. Neither Party shall be liable to the other for failure or delay in the performance of any of its obligations under this Agreement for the time and to the extent such failure or delay is caused by earthquake, riot, civil commotion, war, strike, flood, governmental acts or restrictions or any other reason which is beyond the control of the respective Party. The Party affected by force majeure shall provide the other Party with full particulars thereof as soon as it becomes aware of the same (including its best estimate of the likely extent and duration of the interference with its activities), and will use commercially reasonable efforts to overcome the difficulties created thereby and to resume performance of its obligations as soon as practicable. If the performance of any obligation under this Agreement is delayed owing to a force majeure for any continuous period of more than six (6) months, the parties hereto shall consult with respect to an equitable solution, including the possibility of the mutual termination of this Agreement.

13.6 No Trademark Rights. No right, express or implied, is granted by this Agreement to a Party to use in any manner the name or any other trade name or trademark of a Party in connection with the performance of this Agreement.

13.7 Entire Agreement of the Parties; Amendments. This Agreement and the exhibits hereto constitute and contain the entire understanding and agreement of the Parties respecting the subject matter hereof and cancel and supersede any and all prior negotiations, correspondence, understandings and agreements between the Parties, whether oral or written, regarding such subject matter, except that the Parties expressly acknowledge and agree that the Original Agreement shall continue in full force and effect in accordance with its terms. No waiver, modification or amendment of any provision of this Agreement shall be valid or effective unless made in writing and signed by a duly authorized officer of each Party.

13.8 Captions. The captions to this Agreement are for convenience only, and are to be of no force or effect in construing or interpreting any of the provisions of this Agreement.

13.9 Applicable Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Delaware, USA applicable to contracts entered into and to be performed wholly within the State of Delaware, excluding conflict of laws principles.

13.10 Disputes. In the event of any controversy or claim arising out of, relating to or in connection with any provision of this Agreement, or the rights or obligations of the Parties hereunder, the Parties shall try to settle their differences amicably between themselves. Either Party may initiate such informal dispute resolution by sending written notice of the dispute to the other Party, and within ten (10) days after such notice appropriate representatives of the Parties shall meet for attempted resolution by good faith negotiations. If such representatives are unable to resolve promptly such disputed matter, it shall be referred to the President of Targacept and such member of Aventis’ Executive Committee as Aventis shall designate for discussion and resolution. If such personnel are unable to resolve such dispute within thirty (30) days of initiating such negotiations, the parties agree first to try in good faith to settle the dispute by mediation under the Commercial Mediation Rules of the American Arbitration Association, before resorting to litigation.

13.11 Notices and Deliveries. Any notice, request, delivery, approval or consent required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been sufficiently given if delivered in person, transmitted by telecopier (with confirmed receipt) or by express courier service (signature required) or five (5) days after it was sent by registered letter, return receipt requested (or its equivalent), to the Party to which it is directed at its address shown below or such other address or facsimile number as such party shall have last given by notice to the other Parties.

If to Aventis, addressed to:

Aventis Pharma SA

20, avenue Raymond Aron,

92160 Antony, France

Telecopier: (++33) 1 5571 3348

Attn.: Marie Christine Dubroeucq

With a copy to:

Aventis Pharma SA

20, avenue Raymond Aron,

92160 Antony, France

Telecopier: (++33) 1 5571 6431

Attn.: General Counsel

If to Targacept, addressed to:

Targacept, Inc.

Postal Mail Address:

P.O. Box 1487

Winston-Salem, NC 27102-1487

Street Address:

950 Reynolds Boulevard

Winston-Salem, NC 27105

Telecopier: (336) 741-1773

Attn: President

13.12 No Consequential Damages. SUBJECT TO SECTIONS 10.1 AND 10.2, IN NO EVENT SHALL EITHER PARTY OR ANY OF ITS RESPECTIVE AFFILIATES BE LIABLE TO THE OTHER PARTY OR ANY OF ITS AFFILIATES FOR SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, WHETHER IN CONTRACT, WARRANTY, TORT, NEGLIGENCE, STRICT LIABILITY OR OTHERWISE, INCLUDING, BUT NOT LIMITED TO, LOSS OF PROFITS OR REVENUE, OR CLAIMS OF CUSTOMERS OF ANY OF THEM OR OTHER THIRD PARTIES FOR SUCH OR OTHER DAMAGES.

13.13 Waiver. A waiver by either Party of any of the terms and conditions of this Agreement in any instance shall not be deemed or construed to be a waiver of such term or condition for the future, or of any subsequent breach hereof. All rights, remedies, undertakings, obligations and agreements contained in this Agreement shall be cumulative and none of them shall be in limitation of any other remedy, right, undertaking, obligation or agreement of either party.

13.14 Severability. When possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement. The parties shall make a good faith effort to replace the invalid or unenforceable provision with a valid one that in its economic effect is most consistent with the invalid or unenforceable provision.

13.15 Counterparts. This Agreement may be executed simultaneously in two counterparts, each of which shall constitute an original and both of which taken together shall constitute one and the same agreement.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized officers as of the day and year first above written.

Targacept, Inc.		Aventis Pharma SA

By:	/s/ J. Donald deBethizy	By:	/s/ E. Canet

	J. Donald deBethizy President & CEO		Name: Emmanuel Canet Title: SVP DIA France

Exhibit A

Research & Development Plan

[********]

[Entire page has been redacted.]

Exhibit B

Indications of Targacept Licensed Field

[********]

[Entire page has been redacted.]

Exhibit C

First Semi-Annual Research Plan

[********]

[Entire four-page table has been redacted.]